                                                      Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-13909

                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 31, 1996

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 31, 1996)

                               2,000,000 SHARES

                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST]

                        SERIES C CUMULATIVE REDEEMABLE
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                   (LIQUIDATION PREFERENCE $50.00 PER SHARE)

                                ---------------

  Security Capital Industrial Trust ("SCI") is the largest publicly held owner and operator of distribution properties in the United States and the fifth largest real estate investment trust ("REIT") based on equity market capitalization. SCI is a national operating company focused exclusively on meeting the distribution space needs of national, regional and local industrial real estate users through the SCI National Operating System(TM). See "Business." SCI has elected to be taxed as a REIT for federal income tax purposes and pays regular quarterly distributions to its shareholders.

  Distributions on the Series C Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series C Preferred Shares"), will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing
December 31, 1996, in an amount per share equal to   % of the liquidation
preference per annum (equivalent to $     per share). See "Description of
Series C Preferred Shares--Distributions."

  The Series C Preferred Shares are not redeemable prior to November   , 2026.
On and after November   , 2026, the Series C Preferred Shares may be redeemed
for cash at the option of SCI, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid distributions, if any, thereon to the date of redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of SCI. See "Description of Series C Preferred Shares--Redemption."

  No person or persons acting as a group may beneficially own more than (i) 9.8% of SCI's outstanding shares of beneficial interest or (ii) 25% of the Series C Preferred Shares, with limited exceptions. See "Description of Series C Preferred Shares--Restrictions on Ownership."

  Application has been made to list the Series C Preferred Shares on the New York Stock Exchange (the "NYSE"). If such application is approved, trading in the Series C Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series C Preferred Shares. See
"Underwriting."

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS SUPPLEMENT  OR THE PROSPECTUS TO  WHICH IT RELATES.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                 PRICE TO          UNDERWRITING         PROCEEDS TO
                                                 PUBLIC(1)          DISCOUNT(2)          SCI(1)(3)
---------------------------------------------------------------------------------------------------
Per Share..................................       $                   $                  $
---------------------------------------------------------------------------------------------------
Total(4)...................................    $                    $                  $

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from the date of original issue.
(2) SCI has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See
    "Underwriting."
(3) Before deducting expenses payable by SCI estimated at $400,000.
(4) SCI has granted the Underwriter an option to purchase up to an additional 300,000 shares to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to SCI will
    be $           , $          and $           , respectively. See
    "Underwriting."

                                ---------------

  The Series C Preferred Shares are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Series
C Preferred Shares will be made in New York, New York on or about November   ,
1996.

                                ---------------

                              MERRILL LYNCH & CO.

                                ---------------

         The date of this Prospectus Supplement is November   , 1996.

                          [LOGO OF MAP APPEARS HERE]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES C PREFERRED SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held owner and operator of distribution properties in the United States based on equity market capitalization. SCI is a national operating company focused exclusively on meeting the distribution space needs of national, regional and local industrial real estate users through the SCI National Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

  1. A national operating strategy targeting 1,000 key users of distribution space;

  2. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for SCI's low finish distribution space product;

  3. An organizational structure and service delivery system built around the customer; SCI believes its service approach is unique to the real estate industry as it combines national scope and expertise with strong local presence; and

  4. Over 270 professionals in 28 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's national operating strategy is the SCI National Operating System(TM) comprised of the Market Officer Group, the National Services Group and the National Development Group (described under the caption "Business") that provides an exceptional level of customer service and development on a national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. Through its REIT Management Agreement with Security Capital Industrial Incorporated (the "REIT Manager" or "REIT Management"), SCI has access to the services provided by the REIT Manager and its specialized service affiliates which provide SCI with access to the same resources as a fully integrated operating company. SCI, through the REIT Manager, has a significant level of expertise in market research; building and land acquisition and due diligence; master-planned distribution park design and building construction; marketing; asset and leasing management; capital markets and financial operations. SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses.

  SCI highlights include:

  .As of September 30, 1996, SCI was servicing over 2,400 customers including
   286 national customers of which 164 are multiple market customers.

  .As of September 30, 1996, SCI's portfolio contained 74.8 million square feet in 897 buildings and had an additional 8.8 million square feet under development in 68 buildings for a total of 83.6 million square feet in 965 buildings. The total aggregate cost of the 83.6 million square feet (including properties under development at total budgeted cost) is $2.512 billion ($30.05 per square foot average).

  .As of September 30, 1996, SCI's stabilized portfolio of 67.6 million square feet was 97.34% leased (96.46% occupied), and the total operating portfolio of 74.8 million square feet, which includes 7.2 million pre-stabilized square feet, was 94.37% leased (91.94% occupied).

  .During the first nine months of 1996, a total of 17.2 million square feet was leased in 788 transactions through the operation of the SCI National Operating System(TM). During the first nine months of 1996, rental rates on new and renewed leases on previously leased space for the operating portfolio increased an average of 13.1%.

  .In the first nine months of 1996, SCI acquired 9.2 million square feet of distribution space for a total expected investment of $248.4 million in 29 transactions, an average of $27.00 per square foot.

  .As of September 30, 1996, SCI had under letter of intent or contingent contract, subject to the completion of due diligence, acquisition opportunities totalling 4.1 million square feet of distribution properties at an acquisition cost of $116.6 million. Additionally, as of September 30, 1996, SCI was in active negotiations for acquisition opportunities totalling approximately 3.4 million square feet of distribution properties, at an acquisition cost of approximately $118.8 million.

  .During the first nine months of 1996, SCI commenced development of 7.4 million square feet of distribution space in 25 target markets. As of September 30, 1996, SCI had 8.8 million square feet of distribution space under development in 25 target markets.

  .Inventory building starts totalled 5.6 million square feet during the first nine months of 1996. Build-to-suit starts totalled 1.8 million square feet during the first nine months of 1996. In addition, as of September 30, 1996, SCI was in active negotiations for 4.7 million square feet of additional build-to-suit projects. As of September 30, 1996, completed buildings were 87.79% leased and 89.55% leased and committed.

  .As of September 30, 1996, SCI owned 1,091.7 acres of development land and had fixed price options and rights of first refusal to acquire 539.6 acres and 36.9 acres, respectively, which in the aggregate, will permit the development of approximately 29.1 million square feet of additional distribution space in 29 target market cities. Also, as of September 30, 1996, SCI had an additional 358.9 acres under letter of intent or contingent contract, subject to the completion of due diligence, which will permit the development of approximately 5.9 million square feet of additional distribution space.

  .Security Capital Group Incorporated ("SCG"), SCI's largest shareholder, which owned 46.0% of the Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), as of October 31, 1996, owns the REIT Manager and has provided common equity investment capital to SCI at the same times and on the same terms made available to public investors and other shareholders.

  .SCI's pro forma percentage of debt to total book capitalization (including accumulated depreciation) as of June 30, 1996 was 27.1% after giving effect to this offering and the issuance and sale of 2,036,342 Common Shares in September 1996 and the issuance and sale of 10,181,709 Common Shares in connection with SCI's rights offering in September and October 1996 (collectively, the "Common Share Offerings") and the use of the proceeds therefrom, providing significant capacity to prudently add fully amortizing, long-term, fixed rate debt consistent with SCI's balance sheet strategy. At October 31, 1996, SCI had $4 million of borrowings under its $350 million unsecured line of credit facility.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                             TERMS OF THE OFFERING

Securities Offered.................  2,000,000 Series C Cumulative Redeemable
                                     Preferred Shares of Beneficial Interest.

Distributions......................  Distributions on the Series C Preferred
                                     Shares offered hereby are cumulative from
                                     the date of issue and are payable
                                     quarterly on or about the last day of
                                     March, June, September and December of
                                     each year, commencing on December 31,
                                     1996, at the rate of   % of the
                                     liquidation preference per annum
                                     (equivalent to $      per annum per
                                     share). Distributions on the Series C
                                     Preferred Shares will accrue whether or
                                     not SCI has earnings, whether or not
                                     there are funds legally available for the payment of such distributions and whether or not such distributions are declared.

Liquidation Preference.............  $50.00 per share plus an amount equal to accrued and unpaid distributions. See
                                     "Description of Series C Preferred
                                     Shares--Liquidation Rights."

Conversion Rights..................  The Series C Preferred Shares are not
                                     convertible or exchangeable for any other property or securities of SCI.

Limitations on Ownership...........  With limited exceptions, no person or persons acting as a group may
                                     beneficially own more than (i) 9.8% of
                                     SCI's outstanding shares of beneficial
                                     interest or (ii) 25% of the Series C
                                     Preferred Shares, and shares owned in
                                     excess of such limits are subject to
                                     mandatory redemption. See "Description of
                                     Series C Preferred Shares--Restrictions
                                     on Ownership."

Redemption at Option of SCI........  Except as required by the limitations on ownership, the Series C Preferred Shares
                                     are not redeemable prior to November   ,
                                     2026. On and after November   , 2026, the
                                     Series C Preferred Shares are redeemable on not less than 30 days' notice by SCI for cash, in whole or in part, at the option of SCI, at $50.00 per share, plus accrued and unpaid distributions, if any, thereon to the date of redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. See "Description of Series C Preferred Shares--Redemption."

Voting Rights......................  Generally, the holders of Series C
                                     Preferred Shares will not have voting
                                     rights. Whenever distributions on the
                                     Series C Preferred Shares or any Parity
                                     Shares (as defined below) are in arrears for six quarterly distribution periods (whether or not consecutive) holders of the Series C Preferred Shares (voting together as a class with holders of the Series A Preferred Shares and Series B Preferred Shares (as defined below) and any other series of preferred shares ranking on a parity with the Series C Preferred Shares with respect, in each case, to the payment of distributions and amounts upon liquidation, dissolution and winding up ("Parity Shares")) will have the right to elect two additional trustees to serve on the Board of Trustees until such distribution arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of Series C Preferred Shares or Parity Shares cannot be made without the affirmative vote of two-thirds of the Series C Preferred Shares and the Parity Shares similarly affected, voting as a single class, entitled to be cast thereon. See "Description of Series C Preferred Shares--Voting Rights."

Ranking............................  The Series C Preferred Shares will rank senior to the Common Shares, and on a
                                     parity with SCI's Series A Cumulative
                                     Redeemable Preferred Shares of Beneficial
                                     Interest (the "Series A Preferred
                                     Shares") and SCI's Series B Cumulative
                                     Convertible Redeemable Preferred Shares
                                     of Beneficial Interest (the "Series B
                                     Preferred Shares") with respect to
                                     payment of distributions and amounts upon liquidation, dissolution or winding up. See "Description of Series C Preferred Shares--Distributions," "--Liquidation
                                     Rights" and "--Series A Preferred Shares and Series B Preferred Shares."

NYSE Listing.......................  Application has been made to list the
                                     Series C Preferred Shares on the NYSE. If such application is approved, trading in the Series C Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series C Preferred Shares.

Use of Proceeds....................  SCI expects that a portion of the proceeds of this offering will be used to repay borrowings under SCI's unsecured line of credit facility, with the remaining net proceeds used for the acquisition and development of additional distribution properties, as suitable opportunities arise, for capital improvements to properties and for general corporate purposes. See "Use of Proceeds."

                                   BUSINESS

SCI GROWTH AND OPERATING STRATEGY

  Based on thorough research, SCI was created in June 1991 to take advantage of two strategic opportunities: first, the opportunity to build a national distribution and light manufacturing asset base at prices significantly below replacement cost and a land inventory at attractive prices; and second, to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to address and service a corporate customer's distribution space requirements on a national, regional and local basis. SCI's objective is to achieve long-term sustainable growth in cash flow through: first, focusing its investments in markets with excellent long-term growth prospects and markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses; second, the SCI National Operating System(TM); and third, ownership or control of a significant inventory of land to enable SCI to take advantage of market opportunities and accommodate expansion or build-to-suit requirements of customers through development of new facilities.

  SCI's operating strategy is to achieve significant market presence in each target market city and selected submarkets in those cities through acquisitions and master-planned distribution park development. SCI defines market presence not only in terms of square feet of buildings and acres of development land owned, but also by the extent of SCI's relationships with customers having current and expected future space needs in such markets.

  SCI's growth and operating strategy is designed to meet not only the needs of today's distribution space users, which means providing functional, cost-effective facilities and a comprehensive level of service, but also to shape the future trends of the industry through innovation, service and product leadership consistent with SCI's long-term investment horizon.

  The SCI National Operating System(TM) is designed to provide substantial benefits to existing and prospective SCI customers, including:

  Relocation Capability. User requirements can change frequently, and SCI's presence in 36 target markets and ownership structure of its facilities permit SCI to accommodate the needs of its customers by moving an existing customer within a market or between markets both regionally and nationally.

  Expansion Capability. SCI, through its development program, land inventory and existing facilities, works with existing customers who have expansion requirements to meet their growing business needs. Expansion may result in relocating a customer to larger SCI spaces in a given market or in developing a build-to-suit facility for such customer.

  Nationally Coordinated Program. SCI provides a single point of contact for multi-location national users through National Services Group professionals who are charged with building long-term customer relationships and ensuring that all SCI services and products are consistent in quality throughout the United States. SCI's experience to date suggests that many major corporate customers prefer working with one firm to meet their national distribution space needs.

  Development/Build-to-Suit Expertise. SCI's team of development professionals are focused exclusively on building facilities for SCI customers that incorporate the latest technology with respect to building design and building systems. SCI has developed national standards and procedures that it strictly adheres to in the development of all its facilities throughout the United States.

  The SCI National Operating System(TM) is comprised of three groups: the Market Officer Group, the National Services Group and the National Development Group.

  Market Officer Group. This group is comprised of 21 professionals who report to four regional directors. Market Officers have extensive experience (with an average of over 13 years) in marketing distribution space and are responsible for understanding the needs of existing and prospective customers in their respective markets. To meet such needs, Market Officers utilize their extensive knowledge of local market conditions, including the cost and availability of alternative space. Additionally, Market Officers have access to information regarding existing SCI customers who are expanding or relocating to various markets. A key role of the Market Officers is assisting the National Services Group in identifying SCI customers with national, multi-market requirements. SCI believes that the Market Officers' access to national SCI resources provides significant stature and profile and improves their ability to serve customers in the local market.

  On a regular basis, the Market Officer communicates with senior management in charge of that Market Officer's region for guidance on lease terms, as well as for national and local marketing assistance, and is able to take advantage of SCI's fully integrated national development and service capabilities. Market Officers do not develop projects or borrow or commit capital; they focus strictly on creating and maintaining relationships with industrial space users and industrial brokers, marketing SCI's products and identifying potential build-to-suit, acquisition and leasing opportunities in their target market cities.

  National Services Group. The National Services Group, comprised of 10 professionals, is dedicated to marketing SCI's services and products to 1,000 key domestic and international users of distribution space. The National Services Group is headquartered in Denver and has regional offices in Atlanta, Chicago, Dallas, the Los Angeles metropolitan area and the New York metropolitan area. A key function of this group is identifying companies whose reconfiguration and expansion of their distribution networks will create multi-market and/or build-to-suit opportunities and coordinating SCI services to those companies with the respective Market Officers and the National Development Group. National Services Group professionals build long-term relationships with SCI national customers and provide a single point of contact to simplify and streamline the execution of such customers' national distribution space plans. An ancillary benefit is research insights into national distribution and logistics trends gained through continuous interaction with National Services Group clients.

  National Development Group. The National Development Group, comprised of 44 professionals, focuses substantial research and development efforts on creating industry-leading, master-planned distribution parks and buildings. Its members have extensive experience in development and construction of these facilities.

  This group is comprised principally of professionally trained architects, engineers and construction professionals who oversee every aspect of the land planning and building design processes. This group also monitors the construction process and oversees the performance of third-party general contractors. The group's build-to-suit specialists are based in Denver while project managers (with an average experience level of 16.2 years) operate regionally to better serve their markets. The project managers supervise each project with continual oversight from national headquarters, pursuant to uniform standards, procedures and specifications which have been carefully designed to achieve consistent quality.

  SCI believes the depth and breadth of the National Development Group enhance the effectiveness of the National Services Group and gives the Market Officers a distinct competitive advantage for development and build-to-suit opportunities in their respective markets.

FOCUS ON RESEARCH-BASED GROWTH-ORIENTED MARKETS

  Based on its research, the REIT Manager has focused SCI on selected distribution markets, where supply and demand factors have permitted high occupancies at increasing rental rates. The research indicates that demand for distribution and light manufacturing space in SCI's target market cities should be stable to strong in the near to medium term which should have a positive effect on leasing rates and cash flow growth. SCI believes that the primary factors influencing future supply and demand for distribution real estate in SCI's target market cities will be continued job and population growth, related regional and local company growth, reconfiguration of distribution networks, and quality and cost of labor. In addition, SCI believes that short construction cycles targeted for SCI's distribution facilities, fragmented ownership and undercapitalization of local developers also contribute to the attractive supply and demand fundamentals in SCI's target markets.

  SCI focuses on three types of industrial investment markets: export/import growth markets, low cost manufacturing markets and growth distribution markets. SCI is being asked by its customers to expand its geographic scope and is evaluating these opportunities. SCI is also evaluating alternatives to increase the services it provides to its customers.

MARKET PRESENCE

  In each target market city (or in selected submarkets in cities such as Dallas and Atlanta) in which SCI invests, SCI intends to become one of the major distribution space owners and operators within a four to seven-year period. SCI believes that significant market presence will provide the following benefits:

  Value Enhancement. The significant local owners and developers in a given market can usually generate above-market performance as measured by lease rates and occupancy because of their ability to reduce turnover through meeting their customers' needs to either expand or contract, by relocating them within SCI's existing inventory of distribution space or by developing new facilities. SCI believes that providing this flexibility permits it to realize higher effective lease rates and lower levels of ongoing tenant improvement investment. Effective implementation of this strategy requires a critical mass of customers and space and ongoing communication between customers and the Market Officers. SCI believes it has achieved this critical mass in the following 27 markets: Atlanta, Austin, Birmingham, Charlotte, Chattanooga, Cincinnati, Columbus, Dallas/Fort Worth, Denver, El Paso, Houston, Indianapolis, Kansas City, Memphis, Nashville, Oklahoma City, Orlando, Phoenix, Portland, Reno, Rio Grande Valley, Salt Lake City, San Antonio, San Francisco (East Bay area), San Francisco (South Bay area), Tampa and Washington, D.C./Baltimore, and believes that it is close to achieving critical mass in two additional markets.

  Maximum Market Exposure. Size and market presence provide visibility and access to and knowledge of potential leasing and build-to-suit transactions. The industrial brokerage community and corporate users are often motivated to develop a relationship with the significant owners and developers in a particular market in order to achieve their respective business objectives. The opportunity to compete for the majority of customers' space requirements in each target submarket is a crucial factor in achieving SCI's operating objectives.

CUSTOMER BASE OBJECTIVE

  SCI's objective is to develop a customer base in each target market city which is diverse in terms of industry concentration and represents a broad spectrum of national, regional and local distribution space users who have potential for growth in demand for space. SCI had 2,799 customer leases in
68.8 million square feet of occupied space as of September 30, 1996. SCI believes that having a large number of customers with generic space requirements in each submarket will provide the opportunity to maximize cash flow through intensively managing its customer base. At the same time, exposure to overall occupancy declines is reduced by achieving a broad spectrum of customers in each submarket. SCI's largest customer accounted for less than 1.5% of SCI's September 1996 rental income (on an annualized basis), and the annualized base rent for SCI's 20 largest customers accounted for less than 12.3% of SCI's September 1996 rental income (on an annualized basis). During the last three months of 1996, approximately 7.3% of the leased square feet in SCI's portfolio will expire, creating opportunities for SCI to increase rents upon renewal or replacement of those leases.

GEOGRAPHIC DISTRIBUTION

  Substantially all of SCI's properties are located in 36 target markets. The table below demonstrates the geographic distribution of SCI's equity real estate investments through September 30, 1996. This chart does not include land held for future development, which is less than 4% of assets, based on cost.

                                                           PERCENTAGE OF ASSETS
                                      NUMBER OF PROPERTIES   BASED ON COST(1)
                                      -------------------- --------------------
Atlanta, Georgia.....................          98                   8.19%
Austin, Texas........................          35                   3.26
Birmingham, Alabama..................           6                   1.37
Charlotte, North Carolina............          21                   2.39
Chattanooga, Tennessee...............           5                   0.62
Chicago, Illinois....................          20                   3.50
Cincinnati, Ohio.....................          30                   2.52
Columbus, Ohio.......................          15                   2.20
Dallas/Fort Worth, Texas.............          58                   4.81
Denver, Colorado.....................          22                   2.38
El Paso, Texas.......................          22                   2.58
Fort Lauderdale/Miami, Florida.......           3                   0.73
Houston, Texas.......................          67                   5.17
Indianapolis, Indiana................          48                   4.82
Kansas City, Kansas/Missouri.........          28                   2.15
Las Vegas, Nevada....................          14                   2.18
Louisville, Kentucky.................           2                   0.40
Los Angeles/Orange County,
 California..........................          15                   3.87
Memphis, Tennessee...................          26                   2.08
Nashville, Tennessee.................          24                   2.00
New Jersey/I-95 Corridor.............           1(2)                0.67
Oklahoma City, Oklahoma..............          10                   0.59
Orlando, Florida.....................          12                   1.01
Phoenix, Arizona.....................          22                   1.61
Portland, Oregon.....................          25                   2.53
Reno, Nevada.........................          17                   2.03
Rio Grande Valley, Texas.............          14                   0.99
Salt Lake City, Utah.................           9                   2.64
San Antonio, Texas...................          61                   4.64
San Diego, California................           3                   0.63
San Francisco (East Bay area),
 California..........................          42                   4.75
San Francisco (South Bay area),
 California..........................          66                   7.96
Seattle, Washington..................           9                   1.77
Tampa, Florida.......................          60                   4.50
Tulsa, Oklahoma......................          10                   0.51
Washington D.C./Baltimore............          35                   5.12
Other................................          10                   0.83
                                              ---                 ------
    Total............................         965(3)              100.00%
                                              ===                 ======

--------
(1) Includes properties under development at their budgeted total development costs, rather than costs incurred to date.
(2) SCI currently has approximately 1.4 million square feet of distribution space under letter of intent or contract in such target market.
(3) Includes 68 buildings under development.

                    STRATEGIC AND OPERATING ACCOMPLISHMENTS

  SCI's strategic and operating objectives have been furthered by the following accomplishments:

  .Creation of the SCI National Operating System(TM). The REIT Manager developed the SCI National Operating System(TM) which provides an exceptional level of customer service, marketing and development on a national, regional and local basis through its 79 professionals and is a key component of SCI's growth and operating strategy.

  .Build-to-Suit Program. The build-to-suit program enhances SCI's ability to meet customer needs. SCI's build-to-suit program is targeted to distribution customers whose facility requirements are generic, not special purpose, so as to facilitate the property's future marketability and functionality. From inception through September 30, 1996, SCI completed or commenced development of build-to-suit facilities totalling
   6.7 million square feet with an expected total investment of $224.1 million. In addition, SCI is currently in active negotiations for 4.7 million square feet of additional build-to-suit projects.

  .Critical Mass in 27 Markets. Another key element of SCI's growth and operating strategy is to build a critical mass of properties and customers in each target market city through acquisition and development of distribution space. SCI believes it has achieved critical mass in 27 markets and believes that it is close to achieving critical mass in two additional markets.

  .Target Market Expansion. SCI selectively evaluates the potential expansion of its target markets to include other target market cities which have strong growth prospects. From January 1, 1994 through September 30, 1996, SCI's target market expanded to include 21 cities to more effectively service the national distribution space needs of its customers bringing the total of SCI's target market cities to 36.

  .Land Inventory/Master-Planned Park Development. SCI's land inventory and master-planned park development strategy is essential to meeting the expansion and relocation needs of SCI's existing customer base and to further penetrate its target markets. At September 30, 1996, SCI owned or controlled through option, right of first refusal, letter of intent, or contingent contract 2,027.1 acres of land in 30 target market cities, which will permit the development of approximately 35.0 million square feet of additional distribution space. SCI believes that master-planned park development will provide an important source of growth. Since inception, SCI has commenced development of 55 master-planned parks in 27 of its target market cities.

  .Inventory Building Program. In SCI's master-planned distribution parks,
   SCI commences development of an inventory building when it perceives an emerging demand in a specific submarket from both existing SCI customers who are expanding and potential new customers whose leases for their current space are approaching expiration. By having an appropriate supply of distribution space, SCI can meet the expansion needs of existing customers and can accommodate new customers. From inception through September 30, 1996, SCI completed or commenced development of 15.7 million square feet of inventory buildings with a total investment cost of $542.7 million in 27 target market cities.

                                USE OF PROCEEDS

  The net proceeds to SCI from the sale of the Series C Preferred Shares offered hereby are expected to be approximately $97.1 million. SCI expects that a portion of the net proceeds of this offering will be used to repay borrowings under SCI's unsecured line of credit facility, with the remaining net proceeds used for the acquisition and development of additional distribution properties, as suitable opportunities arise, for capital improvements to properties and for general corporate purposes. SCI's $350 million unsecured revolving line of credit bears interest at the greater of the federal funds rate plus 0.5% and prime (8.25% at October 31, 1996) or, at SCI's option, LIBOR plus 1.25%, based upon SCI's current senior debt rating (6.625% at October 31, 1996), and is scheduled to mature in May 1998. At October 31, 1996, $4 million of borrowings were outstanding under this line of credit. Outstanding borrowings are expected to be approximately $10 million at the time of the closing of this offering. SCI expects to make additional borrowings under the line of credit following this offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of SCI at June 30, 1996, and as adjusted to give effect to the Common Share Offerings (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources") and the issuance and sale of the 2,000,000 Series C Preferred Shares offered hereby, and the application of the net proceeds therefrom. The table should be read in conjunction with the financial statements of SCI incorporated by reference herein and in the accompanying Prospectus.

                                                            JUNE 30, 1996
                                                        -----------------------
                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
                                                            (IN THOUSANDS)
7.125% Notes due 1998.................................. $   15,000  $   15,000
  Original issue discount on 7.125% Notes..............         (9)         (9)
7.25% Notes due 2000...................................     17,500      17,500
  Original issue discount on 7.25% 2000 Notes..........        (58)        (58)
7.30% Notes due 2001...................................     17,500      17,500
  Original issue discount on 7.30% Notes...............        (71)        (71)
7.25% Notes due 2002...................................     50,000      50,000
  Original issue discount on 7.25% 2002 Notes..........        (54)        (54)
7.95% Notes due 2008...................................    100,000     100,000
  Original issue discount on 7.95% Notes...............       (165)       (165)
7.875% Notes due 2009..................................     75,000      75,000
  Original issue discount on 7.875% Notes..............       (348)       (348)
8.72% Notes due 2009...................................    150,000     150,000
9.34% Notes due 2015...................................     50,000      50,000
8.65% Notes due 2016...................................     50,000      50,000
  Original issue discount on 8.65% Notes...............       (144)       (144)
                                                        ----------  ----------
Total unsecured long term debt.........................    524,151     524,151
Mortgage notes and assessment bonds payable............    137,682     137,682
Minority Interest......................................     57,905      57,905
Shareholders' Equity:
  Shares of Beneficial Interest, par value $.01 per
   share; 150,000,000 shares authorized:
    Series A Preferred Shares (liquidation preference
     $25.00 per share); 5,400,000 shares outstanding...    135,000     135,000
    Series B Preferred Shares (liquidation preference
     $25.00 per share);
     8,050,000 shares outstanding......................    201,250     201,250
    Series C Preferred Shares (liquidation preference
     $50.00 per share);
     2,000,000 shares outstanding as adjusted..........        --      100,000
    Common Shares; 81,447,929 shares outstanding;
     93,665,980 shares outstanding as adjusted(1)......        814         937
    Additional paid-in capital.........................  1,050,271   1,257,659
    Distributions in excess of net earnings............    (55,648)    (55,648)
                                                        ----------  ----------
      Total Shareholders' Equity.......................  1,331,687   1,639,198
                                                        ----------  ----------
      Total Capitalization............................. $2,051,425  $2,358,936
                                                        ==========  ==========

--------
(1) Excludes 5,733 Common Shares issued on August 15, 1996 under SCI's Dividend Reinvestment and Share Purchase Plan, 10,320,513 Common Shares reserved for issuance upon conversion of the Series B Preferred Shares, 5,194,258 Common Shares reserved for issuance upon exchange of partnership units held by limited partners in certain partnerships, 1,370,971 Common Shares reserved for issuance pursuant to SCI's Dividend Reinvestment and Share Purchase Plan, 100,000 Common Shares reserved for issuance pursuant to SCI's Share Option Plan for Outside Trustees and 11,764 Common Shares reserved for issuance upon exercise of outstanding warrants.

                          SELECTED FINANCIAL DATA(1)

  The following tables set forth selected financial data for SCI and should be read in conjunction with the financial statements and notes thereto included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus (amounts in thousands, except ratios and per share data).

                           SIX MONTHS ENDED
                               JUNE 30,                    PERIODS ENDED DECEMBER 31,
                         ----------------------  --------------------------------------------------
                            1996        1995        1995        1994       1993     1992    1991(2)
                         ----------  ----------  ----------  ----------  --------  -------  -------
                              (UNAUDITED)                          (AUDITED)
OPERATING DATA:
 Rental Income.......... $  104,423  $   68,241  $  153,879  $   70,609  $  9,963  $ 1,592  $   86
 Interest Expense.......     17,359      15,249      32,005       7,568       321      504      29
 Capitalized Interest...      6,898       3,115       8,599       2,208        98      124      68
 Series A Preferred
  Share Dividends.......      6,345         353       6,698         --        --       --      --
 Series B Preferred
  Share Dividends.......      5,023         --          --          --        --       --      --
 Net Earnings (Loss)
  Attributable to Common
  Shares................     23,681      18,808      42,015      25,101     4,412      (59)   (127)
 Common Share
  Distributions......... $   41,122  $   30,194  $   64,445  $   37,698  $  7,001  $   390  $  --
PER SHARE DATA:
 Series A Preferred
  Share Dividends....... $    1.175  $    0.065  $     1.24         --        --       --      --
 Series B Preferred
  Share Dividends.......    0.62708         --          --          --        --       --      --
 Net Earnings (Loss)
  Attributable to Common
  Shares................       0.29        0.29        0.61        0.57      0.47    (0.06)  (0.38)
 Common Share
  Distributions......... $   0.5050  $   0.4675  $    0.935  $     0.85  $   0.75  $  0.45  $  --
 Weighted Average Common
  Shares Outstanding....     81,436      64,587      68,924      44,265     9,334      930     337
OTHER DATA:
 Net Cash Provided by
  Operating Activities.. $   57,260  $   41,906  $  100,154  $   47,222  $ 12,084  $   865  $  559
 Net Cash Used in
  Investing Activities..   (323,916)   (266,655)   (628,795)   (631,871) (260,780) (31,549) (8,266)
 Net Cash Provided by
  Financing Activities..    253,463     252,624     529,606     599,382   254,770   31,032   7,822
 Funds from Operations
  Attributable to Common
  Shares(3)............. $   52,565  $   37,962  $   84,060  $   46,307  $  7,189  $   499  $  (95)
 Ratio of Funds from
  Operations to Combined
  Fixed Charges and
  Preferred Share
  Distributions(4)......        2.3         2.9         2.6         5.5      17.9      1.6      (5)
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Share
  Distributions(6)......        1.5         1.8         1.7         3.3      11.3       (5)     (5)
                               JUNE 30,                           DECEMBER 31,
                         ----------------------  --------------------------------------------------
                            1996        1995        1995        1994       1993     1992     1991
                         ----------  ----------  ----------  ----------  --------  -------  -------
                              (UNAUDITED)                          (AUDITED)
BALANCE SHEET DATA:
 Income Producing Real
  Estate Owned, at Cost. $1,932,932  $1,325,487  $1,622,404  $1,073,026  $354,436  $35,114  $2,936
 Land Held for
  Development...........     74,545      50,110      60,363      42,147    21,667    5,886   5,464
 Total Assets...........  2,136,195   1,497,765   1,833,972   1,194,937   401,855   42,253  10,423
 Mortgage Notes Payable.    137,682     152,430     145,276     144,262    40,109      --      --
 Long Term Debt.........    524,151     324,455     324,527         --        --       --      --
 Total Liabilities......    746,603     520,236     639,040     350,607   141,618    1,684   5,456
 Minority Interest......     57,905      65,610      58,741      66,555    50,786      --    1,690
 Total Shareholders'
  Equity................ $1,331,687  $  911,919  $1,136,191  $  777,775  $209,451  $40,569  $3,277
 Number of Common Shares
  Outstanding...........     81,448      64,588      81,416      64,587    19,762    4,111     337

--------
(1) These tables present selected operating, balance sheet and other data for the periods presented. Certain factors which may affect the comparability of the data presented are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) For the period from June 14, 1991 (the date of SCI's inception) to December 31, 1991.
(3) SCI believes that Funds from Operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses before the impact of certain activities, such as gains or losses from sales of depreciated property and changes in accounts receivable and accounts payable. For an explanation of Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Funds from Operations should not be considered as an alternative to net income or any other generally accepted accounting principles ("GAAP") measurement of performance as an indicator of SCI's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The Funds from Operations measure presented by SCI may not be comparable to other similarly titled measures of other REITs. In January 1995, SCI changed to a more conservative policy of expensing the amortization of loan costs in determining Funds from Operations. For comparability, prior period amounts have been restated to conform to this policy.
(4) For purposes of computing the ratio of Funds from Operations to combined fixed charges and preferred share distributions, Funds from Operations consists of Funds from Operations plus fixed charges, other than capitalized interest. Fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.
(5) While SCI was researching markets and assembling its initial assets, Funds from Operations were insufficient to cover fixed charges for the period ended December 31, 1991 by $163,000, and earnings were insufficient to cover fixed charges for the periods ended December 31, 1992 and 1991 by $311,000 and $195,000, respectively.
(6) For purposes of computing the ratio of earnings to combined fixed charges and preferred share distributions, earnings consist of earnings from operations plus fixed charges other than capitalized interest, and amortization of debt discount and expense.

                           RECENT OPERATING RESULTS

  For the three months ended September 30, 1996, SCI generated Funds from Operations attributable to Common Shares of $29.7 million (unaudited) on total revenues of $60.4 million (unaudited) compared to $20.7 million (unaudited) on total revenues of $41.4 million (unaudited) for the three months ended September 30, 1995. For the three months ended September 30, 1996, net earnings attributable to Common Shares were $12.9 million (unaudited), compared to $9.1 million (unaudited) for the three months ended September 30, 1995. For the nine months ended September 30, 1996, Funds from Operations attributable to Common Shares was $82.3 million (unaudited) on total revenues of $166.6 million (unaudited), compared to $58.6 million on total revenues of $110.3 million for the nine months ended September 30, 1995. For the nine months ended September 30, 1996, net earnings attributable to Common Shares were $36.6 million (unaudited), compared to $28.0 million for the nine months ended September 30, 1995. The foregoing information for the three months and the nine months ended September 30, 1996 has been derived from SCI's preliminary unaudited results of operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Financial Data" and all of the financial statements incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Historical results and percentage relationships set forth in "Selected Financial Data" and in such financial statements should not be taken as indicative of future operations of SCI.

  The statements contained in this discussion that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among the important factors that could cause SCI's actual results to differ materially from those expressed in the forward-looking statements are (i) changes in general economic conditions in its target markets that could adversely affect demand for SCI's properties and the creditworthiness of SCI's customers and (ii) changes in financial markets and interest rates that could adversely affect SCI's cost of capital and its ability to meet its financing needs and obligations.

OVERVIEW

  SCI's operating results depend primarily upon net operating income from distribution properties, which is substantially influenced by (i) the demand for and supply of distribution properties in SCI's target market cities, (ii) the pace and economic returns at which SCI can acquire and develop additional distribution properties, and (iii) the extent to which SCI can sustain improved market performance as measured by lease rates and occupancy. SCI's target market cities and submarkets have benefitted substantially in recent periods from demographic trends (including population and job growth) which influence the demand for distribution properties. REIT Management believes SCI's ability to compete is significantly enhanced relative to other companies because of the REIT Manager's depth of management, including the SCI National Operating System(TM), which includes acquisition and development personnel, and presence in local markets. The REIT Manager is a subsidiary of SCG, SCI's largest shareholder. As a result of acquisitions and developments for the last six months of 1995 and the first six months of 1996, SCI's rentable square footage increased by 21.5 million square feet or 44.2% to 70.1 million square feet as of June 30, 1996 from 48.6 million square feet as of June 30, 1995. As of June 30, 1996, the portfolio was 94.82% leased. REIT Management expects that SCI's ability to acquire and develop distribution properties at favorable economic returns will continue through the remainder of 1996. Over the longer term, SCI expects masterplanned, full service distribution park developments to constitute an increasing percentage of SCI's growth. Additionally, SCI Development Services Incorporated ("SCI Development Services") (see "--Other Real Estate Income") is expected to contribute an increasing level of income in subsequent periods. As of June 30, 1996, 2.3 million square feet of SCI's
10.2 million square feet under development consisted of build-to-suits under development representing a total expected investment of $80.7 million.

  SCI frequently acquires properties which are underleased and develops properties which are not fully leased at the start of construction, which reduces SCI's overall occupancy rate below its stabilized level but provides opportunities to increase revenues. The term "stabilized" means that capital improvements, repositioning, new management and new marketing programs (or development and marketing, in the case of newly developed properties) have been completed and in effect for a sufficient period of time (but in no case longer than 12 months for properties acquired by SCI and 18 months after shell completion for properties developed by SCI) to achieve stabilized occupancy (typically 93%, but ranging from 90% to 95%, depending on the submarket and product type) at market rents. SCI has been successful in increasing occupancies on acquired and developed properties during their initial months of operations resulting in an occupancy rate of 96.49% for stabilized properties owned as of June 30, 1996. The average increase in rental rates for new and renewed leases on previously leased space during the first six months of 1996 was 13.3%. As leases are renewed or new leases are acquired, SCI expects most lease rates on renewals or new leases to increase in the remainder of 1996. These factors should improve SCI's results of operations. Capital and credit market conditions which affect SCI's costs of equity and debt capital may influence future growth in operating results.

  No assurance can be given that the expected trends for the remainder of 1996 in leasing rates, occupancy rates and economic returns on acquired and developed properties will be realized.

  The following discussion outlines SCI's financial condition and results of operations for the first six months of 1996 compared to the first six months of 1995. A discussion of other fiscal periods, financial condition and results of operations is contained in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in SCI's Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996 AND 1995

 Interim Period Comparisons

  Net earnings attributable to Common Shares increased by $4.9 million or 26.1% to $23.7 million for the first six months of 1996 from $18.8 million for the same period in 1995.

  Net earnings are expected to increase in subsequent periods due to the acquisition and development of additional operating properties and the continued increase in the stabilized portfolio rental rates.

  Historically, the primary components of revenue and earnings growth have been SCI's acquisition and development activity. SCI has acquired and developed $1.9 billion of operating properties from its inception through June 30, 1996. Projected 1996 property level earnings before interest, taxes, depreciation and amortization ("EBITDA") for these properties is 10.32% of SCI's aggregate cost. Aggregate cost for the properties includes the purchase price, closing costs, actual and budgeted capital improvements and marketing costs prior to stabilization (and all development costs, in the case of developed properties). Projected EBITDA is based on current lease rates for stabilized properties and current market rates for properties being stabilized and anticipated operating expenses. No assurance can be given that projected levels of EBITDA will be achieved by these properties nor that future acquisitions and developments will achieve the same level of EBITDA relative to SCI's investment basis. The EBITDA measure presented by SCI may not be comparable to other similarly titled measures of other REITs.

Rental Revenues

  Rental revenues for the first six months of 1996 increased by $36.2 million or 53.1% to $104.4 million, as compared to $68.2 million for the same period in 1995. Of this increase, $19.1 million was generated by the 180 properties acquired in 1995, $8.2 million was generated by the 48 developments completed in 1995, $4.9 million was generated by the 70 properties acquired in 1996, and $2.7 million was generated by the 41 developments completed in 1996. The remaining $1.3 million increase was attributable to revenue increases in the 521 properties owned at January 1, 1995.

Other Real Estate Income

  Other real estate income consists of gains on disposition of property and fees and other income from build-to-suit customers generated primarily by SCI Development Services. SCI Development Services is expected to generate recurring income in subsequent periods. SCI owns a preferred stock interest representing 95% of the net operating cash flow of SCI Development Services. SCI Development Services develops build-to-suit distribution space facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services activities. The activities of SCI Development Services are consolidated with SCI. SCI Development Services pays federal and state taxes at the applicable corporate rate.

Interest Income

  Interest income for the first six months of 1996 increased $173,000 from the same period in 1995. The increase in interest income was a result of higher average balances in interest bearing accounts and higher interest rates in the first six months of 1996 compared to the same period in 1995.

Rental Expenses

  Rental expenses, net of recoveries, increased by $5.9 million or 78.7% to $13.4 million for the first six months of 1996 from $7.5 million for the same period in 1995. The increase in rental expenses is primarily attributable to acquisitions and developments for the last six months of 1995 and the first six months of 1996, which increased SCI's rentable square footage by 21.5 million square feet to 70.1 million square feet.

Interest Expense

  Interest expense increased by $2.2 million or 14.5% to $17.4 million for the first six months of 1996 from $15.2 million for the same period in 1995. Total interest capitalized increased by $3.8 million or 122.6% to $6.9 million for the first six months of 1996 from $3.1 million for the same period in 1995. The increase in interest expense was principally caused by the 1995 issuance of $325 million in Senior Notes and the issuance of $200 million in Senior Notes on May 17, 1996 (See "--Liquidity and Capital Resources"). The capitalized interest increase is attributable to increased development activity in the first six months of 1996 as compared to the first six months of 1995.

REIT Management Fee

  The REIT management fee paid by SCI is based on SCI's cash flow (as defined in the REIT Management Agreement between SCI and the REIT Manager) before the REIT management fee and therefore increased for the first six months of 1996 as compared to the same period in 1995 because cash flow increased substantially.

Other Expenses

  Other expenses increased by $469,000 or 64.2% to $1.2 million for the first six months of 1996 from $731,000 for the same period in 1995. Other expenses consist of land holding costs and acquisition and build-to-suit pursuit cost write-offs. Land holding costs were $820,000 for the first six months of 1996 compared to $487,000 for the same period in 1995, and acquisition and build-to-suit pursuit cost write-offs were $380,000 for the first six months of 1996 compared to $244,000 for the same period in 1995. The increase in land holding costs is principally the result of the increase in the average balance in land holdings.

Preferred Share Dividends

  In June 1995, SCI issued $135 million of Series A Preferred Shares that are entitled to receive an annual dividend of $2.35 per share (9.4% annual dividend rate), which amounted to $6.3 million for the first six months of 1996 compared to $353,000 for the period from the June 21, 1995 issue date through June 30, 1995. In February 1996, SCI issued $201.3 million of Series B Preferred Shares that are entitled to receive an annual dividend of $1.75 per share (7% annual dividend rate) which amounted to $5.0 million for the period from the February 21, 1996 issue date through June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities increased from $41.9 million in the first six months of 1995 to approximately $57.3 million in the first six months of 1996. Cash used in investing activities increased from approximately $266.7 million in the first six months of 1995 to approximately $323.9 million in the first six months of 1996. Cash provided by financing activities was approximately $253.5 million in the first six months of 1996 compared to approximately $252.6 million in the first six months of 1995. Cash provided by financing activities for the first six months of 1996 consisted, primarily, of $192 million of net proceeds from the sale of the Series B Preferred Shares, $199.6 million net proceeds from the May debt offering and a net repayment on the line of credit of $67.7 million. Cash provided by financing activities in the first six months of 1995 consisted primarily of $130.4 million net proceeds from the sale of the Series A Preferred Shares, $324.5 million of net proceeds from the March and May long-term debt offerings and a $160 million net repayment on the line of credit. Additionally, distributions paid to common and preferred shareholders used $21.9 million more cash in the first six months of 1996 as compared to the first six months of 1995.

  On August 21, 1996, SCI commenced a rights offering to purchase 6,767,806 Common Shares at $17.25 per Common Share and also authorized an additional 3,393,903 Common Shares for oversubscriptions or third party subscribers. In September 1996, SCI issued 7,865,645 Common Shares of the 10,181,709 Common Shares subscribed for and recorded subscriptions receivable of $40.0 million. In October 1996, 2,316,064 Common Shares were issued and all subscriptions receivable collected. Gross proceeds from the offering totaled $175.6 million.

  On September 24, 1996, SCI offered 2,036,342 Common Shares to third party subscribers to SCI's rights offering of August 21, 1996 that were not accepted in whole or in part due to demand in excess of the Common Shares offered. All of the Common Shares were subscribed for as of September 30, 1996 and subscriptions receivable for gross proceeds of $35.1 million recorded. In October 1996, all of such Common Shares were issued and subscriptions receivable collected.

  On May 17, 1996, SCI issued $50 million of Senior Notes due 2002 (the "2002 Notes"), $100 million of Senior Notes due 2008 (the "2008 Notes"), and $50 million of Senior Notes due 2016 (the "2016 Notes" and together with the 2002 Notes and the 2008 Notes, the "May 1996 Notes"). The 2002 Notes bear interest at 7.25% per annum and require annual principal payments of $12.5 million, commencing May 15, 1999. The 2008 Notes bear interest at 7.95% per annum and require annual principal payments of $25 million, commencing May 15, 2005. The 2016 Notes bear interest at 8.65% per annum and require aggregate annual principal payments of $5 million, commencing 2010 through 2013, $7.5 million in 2014, $10 million in 2015, and $12.5 million in 2016. In order to lock in interest rates for the May 1996 Notes, SCI entered into an interest rate protection agreement in the form of a Forward Treasury Lock Agreement with an investment banker on May 9, 1996. The agreement included a determination date of May 15, 1996 and a settlement date of May 16, 1996. The notional amount was $50 million with a reference price of 97.203%. On May 14, 1996, the Forward Treasury Lock Agreement was unwound at a price of 99.375% and SCI paid $1.086 million in settlement. Additionally, SCI paid $837,000 to terminate an Interest Rate Swap Agreement entered into with an investment banker on May 9, 1996. The agreement included an effective date of May 15, 1996 and a termination date of May 15, 2006. The notional amount of the Interest Rate Swap Agreement was $50 million. Collectively, the May 1996 Notes originally had an average life to maturity of 10.8 years and an average effective interest cost, inclusive of offering discounts, issuance costs and the interest rate protection agreements of 8.41% per annum.

  In February 1996, SCI issued a total of 8,050,000 Series B Preferred Shares. The Series B Preferred Shares have a liquidation preference of $25 per share for an aggregate liquidation preference of $201,250,000 plus any accrued and unpaid dividends. Holders of the Series B Preferred Shares are only entitled to limited voting rights under certain conditions. The Series B Preferred Shares are convertible at any time, unless previously redeemed, at the option of the holders thereof into Common Shares at a conversion price of $19.50 per Common Share (equivalent to a conversion rate of 1.282 Common Shares for each Series B Preferred Share), subject to adjustment in certain circumstances. Holders of the Series B Preferred Shares are entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of 7% of the liquidation preference per annum (equivalent to $1.75 per share) or the distributions on the Common Shares, or portion thereof, into which a Series B Preferred Share is convertible. Distributions on the Series B Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears on the last day of March, June, September and December of each year. The Series B Preferred Shares are redeemable at the option of SCI on or after February 21, 2001. The Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares will rank on a parity with respect to payment of distributions and amounts upon liquidation.

  On September 29, and October 3, 1995, SCI completed a $250.0 million public offering and issued a total of 16,260,163 Common Shares at a price of $15.375 per Common Share in conjunction with a rights offering.

  On June 21, 1995, SCI issued 5,400,000 Series A Preferred Shares. The Series A Preferred Shares have a liquidation preference of $25 per share for an aggregate liquidation preference of $135 million plus any accrued but unpaid dividends. The net proceeds (after underwriting commission and other offering costs) of the Series A Preferred Shares issued were $130.4 million. Holders of the Series A Preferred Shares are entitled only to limited voting rights under certain conditions. Holders of the Series A Preferred Shares will be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9.4% of the liquidation preference per annum (equivalent to $2.35 per share). The Series A Preferred Shares are redeemable at the option of SCI on or after June 21, 2000. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include shares of other series of preferred shares.

  On May 16, 1995, SCI issued $75 million of Senior Notes due 2009 (the "May 2009 Notes"), $17.5 million of Senior Notes due 2001 (the "2001 Notes"), $17.5 million of Senior Notes due 2000 (the "2000 Notes") and $15 million of Senior Notes due 1998 (the "1998 Notes," together with the May 2009 Notes, the 2001 Notes and the 2000 Notes, collectively referred to herein as the "May 1995 Notes"). The May 2009 Notes bear interest at 7.875% per annum and require annual principal payments of $9.375 million, commencing May 15, 2002. The 2001 Notes, 2000 Notes and 1998 Notes bear interest at 7.30%, 7.25% and 7.125% per annum, respectively, with the principal payable at maturity. Collectively, the May 1995 Notes originally had an average life to maturity of 8.2 years and an average effective interest cost, inclusive of offering discount and issuance costs, of 7.92% per annum.

  On March 2, 1995, SCI issued $150 million of Senior Notes due 2009 (the "March 2009 Notes") and $50 million of Senior Notes due 2015 (the "2015 Notes," together with the March 2009 Notes, collectively referred to herein as the "March Notes"). The March 2009 Notes bear interest at 8.72% per annum and require annual principal payments of $18.75 million, commencing March 1, 2002. The 2015 Notes bear interest at 9.34% per annum and require aggregate annual principal payments of $5 million in 2010, $6.25 million in 2011, $7.5 million in 2012, $8.75 million in 2013, $10 million in 2014 and $12.5 million in 2015. Collectively, the March Notes originally had an average life to maturity of
12.38 years and an average effective interest cost, inclusive of offering discount and issuance costs, of 9.04% per annum.

  All of the foregoing notes (the May 1996 Notes, the May 1995 Notes and the March Notes, collectively referred to herein as the "Notes") are redeemable at any time at the option of SCI, in whole or in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relative to market yields available at redemption. Such notes are governed by the terms and provisions of an indenture agreement (the "Indenture") between SCI and State Street Bank and Trust Company, as trustee.

  Under the terms of the Indenture, SCI can incur additional debt only if, after giving effect to the debt being incurred and application of proceeds therefrom, (i) the ratio of debt to total assets, as defined in the Indenture, does not exceed 60%, (ii) the ratio of secured debt to total assets, as defined in the Indenture, does not exceed 40% and (iii) SCI's pro forma interest coverage ratio, as defined in the Indenture, for the four preceding fiscal quarters is not less than 1.5:1. In addition, SCI may not at any time own Total Unencumbered Assets, as defined in the Indenture, equal to less than 150% of the aggregate outstanding principal amount of SCI's unsecured debt. At September 30, 1996, SCI was in compliance with all debt covenants.

  On June 1, 1995, SCI increased its line of credit agented by NationsBank Texas N.A. ("NationsBank"), to $350 million. The line of credit, as amended and restated effective May 2, 1996, bears interest at SCI's option at either
(a) the greater of the federal funds rate plus 0.5% and prime, or (b) LIBOR plus 1.25%, based upon SCI's current senior debt ratings, and is scheduled to mature in May 1998. This line may be extended annually for an additional year with the approval of NationsBank and the other participating lenders. All debt incurrences are subject to a covenant that SCI maintain a debt to tangible net worth ratio of not greater than 1 to 1. Additionally, SCI is required to maintain an adjusted net worth (as defined) of at least $1 billion, to maintain interest payment coverage of not less than 2 to 1, and to maintain a fixed charge coverage ratio (as defined) of not less than 1.4 to 1. As of September 30, 1996, SCI was in compliance with all covenants, and as of October 31, 1996, $4 million of borrowings were outstanding.

  From inception through September 30, 1996, SCI had invested $2.1 billion for the acquisition and development of 897 distribution properties. These acquisitions and developments were financed with cash on hand, the issuance of limited partnership units, the assumption of existing mortgage debt and borrowings under SCI's line of credit which were repaid with the proceeds of SCI's equity and debt offerings.

  On September 30, 1996, SCI had $320.3 million of budgeted development cost for developments in process, of which $171.3 million was unfunded. In addition, at September 30, 1996, SCI had letters of intent or contingent contracts, subject to SCI's final due diligence, for the acquisition of 4.1 million square feet of distribution properties in various target market cities with an acquisition cost of $116.6 million. The foregoing transactions are subject to a number of conditions, and SCI cannot predict with certainty that any of them will be consummated.

  SCI expects to finance construction, development and acquisitions primarily with cash on hand, borrowings under its line of credit and cash from future securities offerings. When issuing debt, SCI intends primarily to arrange fully amortizing, fixed rate, 10-year to 20-year debt to finance additional acquisitions and developments. To a lesser extent, under certain circumstances, SCI may arrange for debt with different maturities in order to optimize its debt maturity schedule.

  SCI considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet SCI's acquisition, development, operating, debt service and shareholder distribution requirements.

  SCI's current distribution policy is to pay quarterly distributions to shareholders based upon what it considers to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly distributions will consistently be higher than quarterly earnings.

  Pursuant to the terms of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, SCI is restricted from declaring or paying any distribution with respect to the Common Shares unless all cumulative distributions with respect to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares have been paid and sufficient funds have been set aside for distributions that have been declared for the then current distribution period with respect to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares. The Series A Preferred Share, Series B Preferred Share and Series C Preferred Share dividends do not reduce the amount SCI has budgeted for Common Share distributions, but do increase the percentage of the Common Share distribution that constitutes a non-taxable return of capital.

 Funds from Operations

  Funds from Operations attributable to Common Shares increased $14.6 million or 38.4% from $38.0 million for the first six months of 1995 to $52.6 million for the same period in 1996. SCI believes that Funds from Operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses before the impact of certain activities, such as changes in accounts receivable and accounts payable. Funds from Operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of SCI's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. The Funds from Operations measure presented by SCI may not be comparable to other similarly titled measures of other REITs.

  Funds from Operations represents SCI's net earnings (computed in accordance with GAAP) before minority interest and before gains/losses on disposition of depreciated property, plus depreciation and amortization. In January 1995, SCI changed to a more conservative policy of expensing loan cost amortization in determining Funds from Operations.

                      STATEMENTS OF FUNDS FROM OPERATIONS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
Net earnings attributable to Common Shares................... $ 23,681 $ 18,808
  Add:
    Depreciation and amortization............................   27,215   17,415
    Minority interest........................................    1,640    1,739
    Loss on disposition of depreciated real estate...........       29      --
                                                              -------- --------
Funds from operations attributable to Common Shares.......... $ 52,565 $ 37,962
                                                              ======== ========

REIT MANAGEMENT AGREEMENT

  Effective December 1, 1991, SCI entered into an agreement (as amended and restated, the "REIT Management Agreement") pursuant to which the REIT Manager assumed the day-to-day management of SCI.

  The REIT Management Agreement requires SCI to pay a base annual fee of approximately 16% of cash flow as defined in the REIT Management Agreement. See "REIT Management" for a description of the services included in the REIT Management fee. Cash flow is calculated by reference to SCI's cash flow from operations, plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Trustees of SCI and (iii) 33% of any interest paid by SCI on convertible subordinated debentures (of which there are currently none) and, after deducting actual or assumed regularly scheduled principal and interest payments for long term debt and distributions actually paid with respect to non-convertible preferred shares of beneficial interest, such as the Series A Preferred Shares and the Series C Preferred Shares. The REIT Management Agreement provides that the Notes described above under "--Liquidity and Capital Resources" are treated as having regularly scheduled principal and interest payments like a 20-year level monthly payment, fully amortizing mortgage, and the assumed principal and interest payments are deducted from cash flow in determining the fee. SCI does not currently plan to issue any convertible debt. The REIT Management fee calculation includes a portion of the interest on convertible debt because of the equity characteristics represented by the conversion feature of such debt. Cash flow does not include interest and dividend income from SCI Development Services, realized gains from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments.

  Total real estate operating, general and administrative costs will increase due to SCI's larger asset size following each security offering, as well as unforeseen changes which may occur. REIT Management fees paid by SCI will increase if cash flow of SCI, as defined in the REIT Management Agreement, increases, including such increases that may relate to increases in SCI's assets. SCI does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from SCI assets. For example, land holding costs and pursuit cost writeoffs fluctuate in relation to SCI's acquisition and development activity.

  SCI is obligated to reimburse the REIT Manager for all expenses incurred by the REIT Manager on behalf of SCI relating to SCI's operations, primarily including third party legal, accounting, property development and similar fees paid on behalf of SCI, and travel expenses incurred in seeking financing, property acquisitions, property development, property sales, attending SCI Board of Trustees and shareholder meetings and similar activities on behalf of SCI. Under the REIT Management Agreement, the REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including other REITs, even if such investors compete with SCI. Since the REIT Manager is a wholly owned subsidiary of SCI's largest shareholder, the REIT Manager has no intention of rendering services to investors who compete with SCI.

  The REIT Management Agreement is renewable by SCI annually, subject to a determination by the independent Trustees that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of SCI and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on SCI's results of operations cannot be predicted, other than that REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases.

  To better serve national companies which are valued SCI customers and enable SCI to exclusively meet all of their distribution space needs, SCI Development Services develops build-to-suit distribution space facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. SCI will not own these buildings but owns a preferred stock interest representing 95% of the net operating cash flow of SCI Development Services. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. Under a separate agreement, the REIT Manager provides SCI Development Services with day-to-day management for a fee based on 16% of SCI Development Services' pre-tax cash flow, including gains and losses realized on property sales. The fee incurred for the first six months of 1996 was approximately $527,000. Dividends and interest paid by SCI Development Services to SCI are excluded from SCI's cash flow for determining the REIT Management fee paid by SCI.

                                REIT MANAGEMENT

GENERAL

  The REIT Manager provides SCI with strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, marketing, asset management, capital markets, disposition of assets, management information systems support and legal and accounting services, all of which are included in the REIT Management fee. Hence, SCI depends upon the quality of the management provided by the REIT Manager. SCI believes that its relationship with the REIT Manager provides SCI with access to high quality and depth of management personnel and resources, savings from a capital markets group, and access to centralized research, information systems, accounting and legal support.

  SCG, the owner of the REIT Manager, has a substantial shareholder interest in SCI, creating commonality of interest with SCI's shareholders, and the REIT Management Agreement requires approval of the Independent Trustees for transactions between SCI and the REIT Manager and its affiliates. Furthermore, the REIT Manager provides all of its services for one fee, and an affiliate provides property management services at or below market rates in a competitive environment. The REIT Manager does not receive additional fees for investment banking, financing, asset sales or similar services.

  SCI believes that the quality of management should be assessed in light of the following factors:

  Management Depth/Succession. SCI believes that management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of the REIT. SCI believes that several of its senior officers could serve as the principal executive officer and continue SCI's performance. See "--Directors, Trustees and Officers of SCI, the REIT Manager and Relevant Affiliates" below.

  Strategic Vision. SCI believes that management should have the strategic vision to determine an investment focus which provides favorable initial yields and long-term growth prospects. The REIT Manager has demonstrated its strategic vision by focusing SCI on building a national distribution asset base at prices significantly below replacement cost and a land inventory at attractive prices. In addition, the REIT Manager differentiated SCI from its competition by positioning SCI, through the SCI National Operating System(TM), as the first national operating company that was able to address and service a corporate customer's distribution space requirements on a national, regional and local basis. The REIT Manager also focused SCI on selected distribution markets, where demographic and supply factors have permitted high occupancies at increasing rents, conditions which are consistent with the long term demographic forecast for SCI's target market cities. See "Security Capital Industrial Trust" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Research Capability. SCI believes that management should have the means for researching markets to determine appropriate investment opportunities. SCI divides its target market cities into numerous submarkets for analysis purposes. The REIT Manager and its affiliate, Security Capital Investment Research Incorporated ("Security Capital Investment Research"), devote substantial time to research, on a submarket-by-submarket basis, under the supervision of the Managing Directors of the REIT Manager; hence, the REIT Manager's research has supplemented SCI's strategic focus and investment program.

  Investment Committee Process. SCI believes that investment committees should provide discipline and guidance to the investment activities of the REIT in order to achieve its investment goals. The members of the REIT Manager's investment committee have a combined 154 years experience in the real estate industry. See
"--Directors, Trustees and Officers of SCI, the REIT Manager and Relevant Affiliates" below. The investment committee receives detailed written analyses and research, in a standardized format, from the REIT Manager's acquisition personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the investment committee of the Board of Trustees. The quality of the REIT Manager's investment committee process is evident from the ability of SCI to achieve its investment goals, generally realizing its projected initial returns and growth from distribution property investments.

  Acquisitions Capability/Due Diligence Process. SCI believes that management should have experienced senior personnel dedicated to acquiring investments and performing intelligent and thorough due diligence. The REIT Manager has 7 full time acquisition and due diligence professionals and has developed uniform systems and procedures for due diligence. As described under "Security Capital Industrial Trust," the REIT Manager's acquisition and due diligence personnel have screened and selected a large volume of successful investments.

  Development/Redevelopment Capability. SCI believes that by internally developing projects and redeveloping well located operating facilities, management can capture for the REIT the value which normally escapes through sales premiums paid to successful developers. The REIT Manager's 44 development professionals have substantial development and redevelopment experience, as described in "--Directors, Trustees and Officers of SCI, the REIT Manager and Relevant Affiliates" below. As of September 30, 1996, the REIT Manager was developing 8.8 million square feet of distribution space for SCI, with a total budgeted cost of $320.3 million. REIT Management has engaged in substantial development on behalf of SCI at attractive yields which have exceeded projections and believes that development will provide growth when the market for acquisitions becomes less favorable. The REIT Manager has commenced development on behalf of SCI of 55 master-planned parks in 27 target market cities. As important, as of September 30, 1996, SCI owned 1,091.7 acres of additional land and had fixed price options and rights of first refusal to acquire 539.6 acres and 36.9 acres, respectively, which will permit the development of approximately 29.1 million square feet of additional distribution space in 29 cities. Also, as of September 30, 1996, SCI had an additional 358.9 acres under letter of intent or contingent contract, subject to completion of due diligence, which will permit the development of approximately 5.9 million square feet of additional distribution space. See "Security Capital Industrial Trust."

  Capital Markets Capability. SCI believes that management must be able effectively to raise equity and debt capital for the REIT in order for the REIT to achieve growth through investment. As described under

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," REIT Management has successfully arranged funding for SCI's investment program, including SCI's initial public offering in March 1994 which was arranged at no commission cost, following which SCI commenced trading on the NYSE.

  Operating Capability. SCI believes that management can substantially improve Funds from Operations by actively and effectively managing assets. The REIT Manager conceived of and developed the SCI National Operating System(TM) to effectively operate SCI's business and provide customers with an exceptional level of coordinated, comprehensive services. In addition, SCI Client Services Incorporated, an affiliate of the REIT Manager ("SCI Client Services"), provides a high level of property management services to customers. SCI Client Services provides property management services in accordance with uniform quality standards, thus assuring a high quality of services to customers in all properties managed by SCI Client Services. As of September 30, 1996, SCI Client Services managed approximately 86.25% of SCI's operating portfolio. Through the SCI National Operating System(TM) and SCI Client Services, the REIT Manager controls and effectively administers the management of SCI's distribution portfolio.

  Communications/Shareholder Relations Capability. SCI believes that a REIT's success in capital markets and asset acquisition activities can be enhanced by management's ability to effectively communicate the REIT's strategy and performance to investors, sellers of property and the financial media. The REIT Manager provides at its expense full time personnel who prepare informational materials for and conduct periodic meetings with the investment community and analysts.

  SCI believes that successfully combining the foregoing attributes significantly enhances a REIT's ability to increase cash flow and its market valuation. SCI's cash flow from operating activities and market valuation have increased under the REIT Manager's administration.

DIRECTORS, TRUSTEES AND OFFICERS OF SCI, THE REIT MANAGER AND RELEVANT
AFFILIATES

  Members of the REIT Manager's investment committee are designated by an asterisk (*).

 Trustees of SCI and Directors of the REIT Manager

  *K. DANE BROOKSHER--57--Mr. Brooksher was elected as a Trustee in October of 1993 and as Co-Chairman and Chief Operating Officer of SCI and the REIT Manager in November 1993, and is a director of the REIT Manager. Prior thereto, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick, independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher's term as Trustee expires in 1999.

  STEPHEN L. FEINBERG--52--Mr. Feinberg was elected as a Trustee in January 1993. Since 1970, he has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate, manufacturing and venture capital. Mr. Feinberg is also a director of Continental Transmission Corporation (private investment company) and Feinberg Foundation, Inc. and a former director of Farrar, Strauss and Giroux, Inc. (private publishing company). Mr. Feinberg is currently Chairman of the Board of Visitors and Governors of St. John's College and a director of other charitable organizations. Mr. Feinberg's term as Trustee expires in 1999.

  DONALD P. JACOBS--69--Mr. Jacobs was appointed a Trustee in February 1996. Mr. Jacobs has been a member of the J.L. Kellogg Graduate School of Management of Northwestern University since 1957, and Dean since 1975. Mr. Jacobs is Chairman of the Public Review Board of Andersen Worldwide and a member of the Board of Directors of Commonwealth Edison, First National Bank of Chicago, Hartmarx Corporation, Unocal Corporation, and Whitman Industries. From 1990 to 1992, Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region; from 1975 to 1979, Chairman of the Board of AMTRAK; from 1970 to 1971, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation; from 1963 to 1964, Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives. Mr. Jacobs' term as Trustee expires in 1998.

  JOHN T. KELLEY--56--Advisory Trustee of SCI; Trustee of Security Capital Pacific Trust, El Paso, Texas (development and ownership of multifamily properties in the western United States), a REIT affiliated with SCG; Managing Member of J. Edwards Jewelry Distributing Company, L.L.C. since July 1995; from 1987 to 1991, Chairman of the Board, Kelley-Harris Company, Inc., El Paso, Texas (real estate investment company); from 1968 to 1987, Managing Director, LaSalle Partners Limited, Chicago, Illinois (corporate real estate services). Mr. Kelley is also a director of SCG and Texas Commerce Bank El Paso, National Association.

  *IRVING F. LYONS, III--46--Mr. Lyons was elected as a Trustee in March 1996; Director of the REIT Manager; Managing Director of the REIT Manager since December 1993, where he has responsibility for the Pacific region of the United States, and Managing Director of SCI. Prior thereto, Mr. Lyons was the Managing Partner of King & Lyons (a San Francisco Bay Area industrial real estate development and management company) since its inception in 1979, where he was responsible for supervising development, asset management and day-to-day activities. Mr. Lyons has been involved in the development of over 3.5 million square feet of industrial space in the San Francisco Bay Area. Prior to forming King & Lyons, Mr. Lyons spent five years as a Vice President of Wells Fargo Mortgage Company. Mr. Lyons' term as Trustee expires in 1997.

  WILLIAM G. MYERS--69--Mr. Myers was elected as a Trustee in January 1995. He is also a Trustee of Security Capital Pacific Trust, a REIT affiliated with SCG; Chief Executive Officer of Ojai Ranch and Investment Company, Inc., Santa Barbara, California, which he founded in 1963 (agri-business and other investments); Director, Idetek, Inc., Sunnyvale, California (food diagnostic start-up company). Mr. Myers' term as Trustee expires in 1997.

  JOHN E. ROBSON--66--Mr. Robson was appointed a Trustee as of April 1, 1994. Since October 1993, Mr. Robson has served as Senior Advisor of Robertson, Stephens & Co., a San Francisco-based investment banking company. From 1989 to 1992, Mr. Robson served as Deputy Secretary of the United States Treasury. From 1986 to 1989, Mr. Robson was Dean and Professor of Management, Emory University School of Business Administration. From 1977 to 1985, he served as President and Chief Executive Officer and as Executive Vice President of G.D. Searle & Co. (pharmaceutical and consumer products). Mr. Robson is currently a director of Age Wave Inc. (mature market products and services), Calgene Inc. (agricultural products), Northrop Grumman Corporation (aerospace), Ralin Medical, Inc. (medical devices and services) and Rand McNally & Co. (publishing) and a past director of AOA Corporation (insurance), Chiron Corporation (biotechnology), Continental Airlines and Conrail (railroad), among others. Mr. Robson's term as Trustee expires in 1997.

  *THOMAS G. WATTLES--44--Mr. Wattles was elected as a Trustee in January 1993; he was a Director of SCI's predecessor since its formation in June 1991 and has been Co-Chairman and Chief Investment Officer of SCI and the REIT Manager since November 1993; Managing Director of SCI and the REIT Manager from January 1993 to November 1993, and Director of the REIT Manager since June 1991. From January 1991 to December 1992, Mr. Wattles served as Managing Director of Security Capital Pacific Incorporated, the REIT Manager for Security Capital Pacific Trust; from July 1989 to December 1990, Managing Partner of Stanwich Advisors Incorporated (real estate advisory and development services); and from July 1985 to June 1989, Senior Vice President--Property Finance Group of LaSalle Partners Limited (corporate real estate services). Mr. Wattles' term as Trustee expires in 1999.

  *JEFFREY H. SCHWARTZ--37--Director of the REIT Manager; Managing Director of the REIT Manager since October 1994, where he has overall responsibility for national development activities, and Managing Director of SCI; prior thereto, Mr. Schwartz was a founder and managing partner of The Krauss/Schwartz Company, one of the largest industrial real estate developers in Florida; from April 1986 to October 1988, Mr. Schwartz was a Partner at Anderson Properties in Atlanta, Georgia.

  *ROBERT J. WATSON--47--Director of the REIT Manager; Managing Director of SCI since January 1993 and of the REIT Manager since November 1992, where he is Managing Director and Chief Operating Officer of SCI Client Services; from April 1991 to November 1992, private consultant in the real estate industry; from June 1977 to April 1991, Area and then Regional Partner for Trammell Crow Commercial Company, a real estate development and management company, in Denver, Colorado and a member of that firm's Management Board. As Regional Partner, Mr. Watson was responsible for Trammell Crow Commercial Company's commercial/industrial development, leasing and management activities in both the inter-mountain and the southwestern United States. In his position prior to affiliation with the REIT Manager, Mr. Watson was responsible for over $1 billion in assets and developed over 3.5 million square feet of industrial and other commercial space.

 Other Officers

  ROBERT O. ALTER--36--Vice President of the REIT Manager since August 1995, where he has responsibility for coordinating build-to-suits nationwide, and Vice President of SCI; from August 1992 to August 1995, Managing Director of Faison in Tampa, Florida; from May 1989 to August 1992, Director with Oxford Properties Florida, Inc., also in Tampa.

  ARIEL AMIR--36--Vice President of SCG since June 1994; from September 1985 to April 1994, an attorney with the law firm of Weil, Gotshal & Manges, New York, New York, where he practiced securities and corporate law for eight years. Mr. Amir provides securities offerings and corporate acquisition services to SCI.

  GARY E. ANDERSON--30--Vice President of the REIT Manager since September 1996, where he has been responsible for research on special investment opportunities since August 1995, and Vice President of SCI; from August 1994 to August 1995, Mr. Anderson was a member of the Management Development Program; in June 1994, Mr. Anderson received his M.B.A. from the Anderson Graduate School of Management at UCLA; from October 1988 to June 1992, Project Manager with Spancrete of California, a construction company in Irwindale, California.

  *NED K. ANDERSON--49--Senior Vice President of the REIT Manager since December 1993, where he has Market Officer responsibilities for the San Francisco Bay Area, and Senior Vice President of SCI; since 1985, he was a partner at King & Lyons, where he directed the development, leasing and management of the 250 acre Bayside Business Park in Fremont, where King & Lyons developed approximately 1.5 million square feet of buildings, which are occupied by approximately 130 tenants. He also helped oversee King & Lyons East Bay properties, which total 2.5 million square feet of buildings; prior thereto, Mr. Anderson was a Vice President of Wells Fargo Realty Finance.

  GREGORY J. ARNOLD--41--Vice President of the REIT Manager since January 1996 where he is a member of the National Services Group and Vice President of SCI; from January 1995 to September 1995, Project Executive and General Manager for ROI Realty Services, Inc.; from November 1985 to January 1995, Equity Vice President and Senior Leasing Specialist at LaSalle Partners in Washington, D.C.

  CLAUDE A. BILLINGS--56--Vice President of the REIT Manager since January 1994, where he is a member of the National Services Group, and Vice President of SCI; from March 1991 to February 1994, Senior Vice President and Regional Manager of the Staubach Company, a Dallas, Texas corporate real estate service firm; from March 1989 to March 1991, Vice President of the Leasing and Equity Departments for Walker & Dunlop, Inc.; prior thereto, Vice President of the Investment Properties Division of J.E. Robert Companies; for five years during the mid-1980s, Mr. Billings was a Vice President with LaSalle Partners Limited, where he acquired, financed and marketed income-producing real estate assets.

  DARCY B. BORIS--33--Vice President of Security Capital Investment Research since June 1995, and an associate from December 1994 to June 1995, where she conducts strategic market analysis for SCI and affiliated companies; from August 1993 to November 1994, Ms. Boris worked for Security Capital Markets Group Incorporated ("Capital Markets Group"); from January 1987 to September 1991, Ms. Boris was associated with

Summerhill Development Company, the multifamily development subsidiary of Marcus & Millichap Incorporated, where she managed the development of multifamily housing, and prior thereto, she was an analyst for its property investment subsidiary.

  MARK R. CASHMAN--36--Vice President of the REIT Manager since November 1995, where he has Market Officer responsibilities for Dallas, Texas, and Vice President of SCI; prior thereto, Vice President of Security Capital Pacific Trust since January 1995, where he was a member of the asset management group; from September 1992 to January 1995, First Vice President/Portfolio Manager with First Nationwide Financial Corporation in Los Angeles, California, where he was responsible for the property management department holdings throughout the western United States; from May 1990 to September 1992, Vice President/Senior Asset Manager with American Real Estate Group in Irvine, California.

  LISA M. CERNY--33--Vice President of the REIT Manager since June 1995, where she is controller for the National Development Group, and Vice President of SCI; prior thereto, Ms. Cerny provided accounting services for the National Development Group from October 1993; from January 1988 to June 1993, Director of Corporate Services and Portfolio Manager with The Koll Company in Newport Beach, California, where she managed corporate financial services.

  MARK J. CHAPMAN--39--Vice President of Security Capital Investment Research since November 1995, where he is director of the group and conducts strategic market analyses for affiliates of the firm; from November 1994 to November 1995, Mr. Chapman was a Vice President of Security Capital Pacific Trust with asset management responsibilities in five major markets; from July 1989 to November 1994, Vice President with Copley Real Estate Advisors, Inc., where he directed asset management for Copley assets in its New England, mid-Atlantic and Texas regions, valued in excess of $1.5 billion.

  JAMES D. COCHRAN--35--Vice President of the REIT Manager since March 1994, where he has Market Officer responsibilities for Denver, Colorado and Kansas City, Kansas, and Vice President of SCI; from August 1988 to March 1994, Vice President for TCW Realty Advisors, where he was responsible for industrial acquisitions in southern California; from September 1984 to August 1987, Associate with Economics Research Associates, where he performed market and financial feasibility studies for a wide variety of land use development projects.

  PAUL C. CONGLETON--41--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities for Houston and Austin, Texas, and Vice President of SCI; from October 1990 to December 1994, Principal with Overland Company, a property management, development and investment services firm in Tucson, Arizona; from March 1985 to October 1990, Partner with Trammell Crow Company in Tucson, Arizona.

  R. STAN CONWAY, JR.--32--Vice President of the REIT Manager since November 1994, where he has Market Officer responsibilities for Atlanta, Georgia, and Vice President of SCI; from October 1989 to October 1994, Vice President of Marketing for Bullock, Terrell and Mannelly; from April 1987 to October 1989, Vice President of Industrial Sales for Royal LePage.

  MICHAEL S. CURLESS--32--Vice President of the REIT Manager since August 1995, where he has Market Officer responsibilities for Indianapolis, and Vice President of SCI; from June 1989 to August 1995, Marketing Director with Trammell Crow Company, where he was responsible for the development and marketing of industrial projects; from July 1986 to July 1987, Financial Analyst with General Electric.

  DAVID B. DANIEL--29--Vice President of the REIT Manager since June 1996 where he is a member of the due diligence team, and Vice President of SCI; prior thereto, a member of due diligence since April 1995; from February 1994 to April 1995, Senior Underwriter with Remsen Partners Ltd. in New York, New York where he was involved in all phases of a loan origination and securitization program; from May 1992 to February 1994, Associate Consultant with Kenneth Leventhal & Co. in Houston, Texas and New York, New York, where he performed due diligence and evaluation on a variety of real estate transactions.

  MARK H. DEGNER--34--Vice President of the REIT Manager since April 1994, where he is responsible for portfolio acquisitions and dispositions, and Vice President of SCI; from October 1988 to April 1994, Manager for the Hahn Company in San Diego, California, where he was Manager of Development and Acquisitions, Corporate Development and most recently, Dispositions.

  WILLIAM H. EAGER--55--Vice President of the REIT Manager since June 1996 where he is a member of the National Services Group and Vice President of SCI; from June 1976 to June 1996, Mr. Eager was a First Vice President of CB Commercial where he was involved in over $350 million of industrial real estate transactions; prior thereto, Mr. Eager was an account executive and assistant to the president of Leo Burnett Advertising from September 1968 to June 1976 where he was active in developing marketing and advertising strategies.

  FRANK H. FALLON--34--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities in Memphis, Nashville and Chattanooga, Tennessee, and Vice President of SCI; prior to joining SCI, Mr. Fallon was with Trammell Crow Company from March 1987 to December 1994, where he was responsible for leasing, management, acquisition and disposition of industrial properties in the Dallas/Fort Worth, Texas area.

  GABE L. FINKE--31--Vice President of the REIT Manager since September 1996, where he has been a member of the land acquisitions group since September 1995, and Vice President of SCI; prior thereto, Mr. Finke was a member of the Management Development Program from July 1994 to August 1995; in May of 1994 Mr. Finke received his M.B.A. from the Harvard Graduate School of Business Administration.

  KURT R. FULLER--38--Vice President of the REIT Manager since October 1994, where he has Project Manager responsibilities for tenant improvement construction in the San Francisco Bay Area, Reno, Portland, Seattle and Salt Lake City, and Vice President of SCI; from February 1989 to October 1994, Project Manager/Estimator for Wentz Builders, Inc. in San Carlos, California, where he was responsible for managing tenant improvement and special projects.

  THOMAS P. GARRIGAN--47--Vice President of the REIT Manager since March 1995, where he is a member of the National Services Group, and Vice President of SCI; from June 1993 to February 1995, he was Senior Vice President of SCG and its affiliates, where he oversaw accounting operations; from July 1981 to June 1993, Audit Partner with KPMG Peat Marwick in Midland and El Paso, Texas; from July 1971 to July 1981, on the professional staff of KPMG Peat Marwick.

  JOHN R. HANSON--46--Vice President of the REIT Manager since May 1995, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI; from July 1994 to May 1995, Vice President of Jack & Cohen Builders, Inc. in Palo Alto, California, where he was responsible for a wide variety of construction projects; from January 1991 to July 1994, Project Director of Jack & Cohen; prior thereto, Project Manager of L.E. Wentz Company in San Carlos, California from April 1987 to January 1991.

  LARRY H. HARMSEN--36--Vice President of the REIT Manager since February 1995, where he has Market Officer responsibilities for San Diego and Orange County, California, and Vice President of SCI; from January 1988 to February 1995, Vice President/Managing General Partner with Lincoln Property Company in Southern California, where he was responsible for all aspects of asset and property management for a portfolio of office and industrial space containing over 2.5 million square feet; from July 1985 to January 1988, Development/ Marketing Manager with Lincoln Property N.C., Inc.

  DONALD L. HARRIER--37--Vice President of the REIT Manager since May 1994, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI; from May 1993 to May 1994, Senior Partner with Donald L. Harrier, AIA, Architecture; from August 1986 to May 1993, Project Director with DES Architects & Engineers in Redwood City and Fremont, California, where he was involved in project management, architecture and marketing.

  *M. MARC JASON--35--Vice President of the REIT Manager since December 1993, where he is responsible for acquisition due diligence, and Vice President of SCI; from January 1993 to December 1993, President of Aslan Communications, a regional telecommunications company; from December 1986 to December 1992, employed with Trammell Crow Company, most recently as Senior Vice President and Finance Manager, where he managed the finance and accounting departments for the company's $1 billion southern California asset base; prior thereto, an accountant with Price Waterhouse.

  KENT W. JOHNSON--43--Senior Vice President of the REIT Manager since July 1995, where he heads the National Services Group, and Senior Vice President of SCI; from March 1994 to June 1995, National Director for Sequent Computer Systems, where he was recognized as World-Wide Manager of the Year; from January 1977 to March 1994, with IBM in various positions, including National Account Director and Branch Manager.

  M. GORDON KEISER--52--Senior Vice President of the REIT Manager since October 1995, where he is Chief Financial Officer and is responsible for accounting, financial reporting and coordination of financing, and Senior Vice President of SCI; from August 1988 to October 1995, Senior Vice President of JMB Realty Corporation, where he was responsible for structuring joint venture development transactions, capital markets financing and corporate acquisition financing.

  DOUGLAS A. KIERSEY, JR.--35--Vice President of the REIT Manager since May 1994, where he has Market Officer responsibilities for Seattle, Washington and Portland, Oregon, and Vice President of SCI; from September 1983 to May 1994, a member of the Industrial/Technology Group at Cushman & Wakefield of Oregon, Inc., where he specialized in the sale and leasing of industrial properties.

  JEFFREY A. KLOPF--48--Senior Vice President and Secretary of SCI, the REIT Manager and SCG since January 1996; from 1988 to December 1995, Partner with Mayer, Brown & Platt where he practiced corporate and securities law. Mr. Klopf provides securities offering and corporate acquisitions services to SCI and its affiliates and oversees the provision of legal services to SCI and its affiliates.

  ROBERT A. KRITT--35--Vice President of the REIT Manager since November 1991, where he has responsibility for coordinating build-to-suits nationwide, and Vice President of SCI; from January 1991 to December 1992, Vice President of Security Capital Pacific Incorporated, the REIT Manager for Security Capital Pacific Trust, where he was responsible for acquisition due diligence; from 1986 to December 1990, Vice President of Sanders Partners Incorporated, Chicago, Illinois (multibusiness holding company); prior thereto, senior tax consultant with Arthur Andersen & Co.

  EDWARD F. LONG--40--Vice President and Controller of SCI and the REIT Manager since January 1996, where he supervises accounting and financial reporting; from June 1995 to January 1996, Controller for SCI Client Services; from December 1990 to June 1995, Director of Financial Services for Coopers and Lybrand in Central Florida and the Carolinas.

  DONALD W. MADSEN--52--Senior Vice President of the REIT Manager since July 1993, where he supervises development services related to construction management and build-to-suit facilities, and Senior Vice President of SCI; from July 1992 to June 1993, Vice President, Business Development for Windward, Ltd., a Dallas, Texas-based design/build general construction company; from December 1990 to July 1992, Managing Director and from December 1978 to December 1990, Partner of Construction Management, Dallas Industrial Division of Trammell Crow Company; prior thereto, Mr. Madsen was an industrial architect with Trammell Crow Company. In his prior positions, Mr. Madsen supervised the development of over 38 million square feet of industrial space.

  BRIAN N. MARSH--31--Vice President of the REIT Manager since January 1995, where he has Market Officer responsibilities for Columbus, Ohio, and Vice President of SCI; from June 1990 to January 1995, with Pizzuti Realty Inc., in Columbus, Ohio, where he was responsible for master planning, development and marketing of a 400 acre plus, mixed-use development; prior thereto, Marketing Associate with Wears Kahn McMenamy in Columbus, Ohio.

  J. THOMAS MERCER--37--Vice President of the REIT Manager since January 1995, where he is responsible for coordinating build-to-suits nationwide, and Vice President of SCI; from September 1987 to January 1995, Senior Marketing Representative with Friendswood Development Company in Houston, Texas, where he completed over $15 million in land transactions; prior thereto, Industrial Leasing Specialist with The Horne Company in Houston, Texas, where he leased more than 500,000 square feet of industrial space.

  *STEVEN K. MEYER--48--Senior Vice President of the REIT Manager since December 1995, where he has responsibility for the Central Region of the United States, and Senior Vice President of SCI; prior thereto, Vice President of the REIT Manager since September 1994; from 1990 to July 1994, Executive Vice President with Trammell Crow Company, where he directed leasing and development activities for the Industrial Division; from 1983 to 1990, Project Partner with Trammell Crow, where he developed and/or acquired 77 projects totalling over 7 million square feet; prior thereto, Mr. Meyer was a Leasing Agent with Trammell Crow.

  JOSEPH H. MIKES--36--Vice President of the REIT Manager since August 1995, where he has Market Officer responsibilities for the Chicago area, and Vice President of SCI; from March 1988 to August 1995, Senior Director of Opus North Corporation, where he managed office and industrial real estate activities; from April 1984 to March 1988, Director of Real Estate for Opus, in Florida.

  RON W. MILLS--38--Vice President of the REIT Manager since April 1993, where he has been a member of the National Services Group since July 1996, and Vice President of SCI; prior thereto, Mr. Mills had Market Officer responsibilities for San Antonio, Austin and Rio Grande Valley, Texas from February 1991 to May 1992, Vice President of Commercial Operations for SCG Realty Services Incorporated, a regional real estate services organization; prior thereto, Vice President of Asset Management and Property Management for Operations for USAA Real Estate Company.

  R.A.D. MORTON, III--39--Vice President of the REIT Manager since July 1993, where he has Market Officer responsibilities for El Paso, San Antonio and Rio Grande Valley, Texas, and Vice President of SCI; from January 1991 to July 1993, President of The Morton Group, which specialized in corporate industrial real estate services, asset management and development services; from June 1988 to January 1991, Principal with Trammell Crow Company in its El Paso Commercial Division, where he was responsible for industrial development.

  DAVID S. MORZE--36--Vice President of the REIT Manager since March 1995, where he has Market Officer responsibilities for Reno, Nevada and Salt Lake City, Utah, and Vice President of SCI; from May 1993 to March 1995, Director of Marketing for Northern California for SARES*REGIS; from January 1993 to May 1993, Real Estate Consultant to The Moreno Bavarian Corporation in Portola Valley, California; from September 1983 to January 1993, Partner with Cabot & Forbes in Northern California, where he developed and acquired over $140,000,000 of office, research and development and industrial projects.

  DONALD E. MYERS--52--Vice President of the REIT Manager since March 1993, where he is responsible for asset management of SCI's portfolio, and Vice President of SCI; from July 1988 to March 1993, a Senior Vice President of Dreyfus Realty Advisors, where he was responsible for asset management; from March 1984 to June 1988, Senior Vice President with Realco International, a private real estate investment and development company; and from July 1978 to February 1984, Vice President of LaSalle Partners Limited in its Land Group, where he provided acquisition and disposition services for clients of the firm.

  MICHAEL NACHAMKIN--43--Vice President of the REIT Manager since March 1996 where he has Market Officer responsibilities for New Jersey I-95 corridor and Vice President of SCI; from 1984 to February 1996, Director of Investment Sales, Tenant Representation and Marketing at Cushman & Wakefield of New Jersey; prior thereto, a salesperson with Coldwell Banker Real Estate Services from 1983 to 1984.

  AUGUST J. NAPOLITANO--49--Vice President of the REIT Manager since May 1995, where he is a member of the National Services Group, and Vice President of SCI; from November 1992 to December 1994, Director/Branch Manager of Cushman & Wakefield in Orange County, California, where he managed all aspects of the Newport Beach and Anaheim Commercial brokerage offices; from January 1981 to November 1992, Senior Vice President/Broker with CB Commercial, also in Orange County.

  EDWARD S. NEKRITZ--30--Vice President of the REIT Manager since September 1995, where he is responsible for coordinating the national leasing program, overseeing environmental issues and providing asset management and legal services, and Vice President of SCI; from October 1990 to September 1995, attorney with Mayer, Brown & Platt, where he specialized in commercial real estate transactions, including acquisitions and dispositions, leasing, development and zoning.

  PETER J. NIELSEN--50--Vice President of the REIT Manager since March 1994, where he has Project Manager responsibility for build-to-suit projects, and Vice President of SCI; from November 1984 to February 1994, Vice President of Project Development for Dueck Group of Companies, a development firm in Denver, Colorado; and from November 1980 to November 1984, Design-Build Project Manager for Voth Brothers Construction, a contractor/development company in Abbotsford, British Columbia. Mr. Nielsen has supervised the development of over 4 million square feet of industrial and commercial space.

  WILLIAM D. PETSAS--38--Vice President of the REIT Manager since July 1994, where he has Market Officer responsibilities for Phoenix, Arizona, and Vice President of SCI; from June 1993 to June 1994, Mr. Petsas was a consultant to SCI in the area of due diligence and acquisitions; from May 1992 to May 1993, Mr. Petsas was a director of business development for residential properties in the Southwest for Trammell Crow Company; from June 1986 to April 1992, Mr. Petsas was with the Industrial Division of Trammell Crow Company in Phoenix, Arizona, where he was a marketing principal beginning in 1989.

  *WALTER C. RAKOWICH--39--Senior Vice President of the REIT Manager since November 1994, where he has responsibility for the Mid-Atlantic region of the United States, and Senior Vice President of SCI; from July 1994 to November 1994, Vice President of the REIT Manager; from October 1993 to June 1994, Mr. Rakowich was a consultant to SCI in the area of due diligence and acquisitions; from 1985 to September 1993, Mr. Rakowich was with Trammell Crow Company, where he was involved in the acquisition, development, financing, marketing, management and disposition of property and was a Senior Vice President and Principal beginning in 1992.

  THOMAS M. RAY--33--Vice President of the REIT Manager since March 1996 where he is responsible for coordinating build-to-suits nationwide, and Vice President of SCI; prior thereto, a member of the build-to-suit group since September 1995; from October 1994 to September 1995, Mr. Ray supervised land acquisitions in due diligence; from August 1994 to October 1994, a member of the land acquisitions due diligence group; from March 1994 to August 1994, a member of the Management Development Program where he assisted with multifamily portfolio acquisitions; from February 1991 to August 1992, General Counsel with Richardson International Corp. in Fort Collins, Colorado.

  BETTY J. REMSTEDT--51--Vice President of the REIT Manager since December 1993, where she provides accounting, financial analysis and budgeting services for the REIT Manager with respect to SCI's Pacific region properties, and Vice President of SCI; from December 1988 to December 1993, Chief Financial Officer of King & Lyons; prior thereto, Controller at Barratt Southern California, Inc., a real estate development company in San Jose, California.

  *JOHN W. SEIPLE--38--Senior Vice President of the REIT Manager since November 1994, where he has responsibility for the Southeast region of the United States, and Senior Vice President of SCI; from October 1993 to November 1994, Vice President of the REIT Manager; from January 1992 to June 1993, Senior Vice President, and from June 1988 to December 1991, Partner, with Trammell Crow Dallas Industrial, Inc., a subsidiary of Trammell Crow Company, where he was responsible for leasing, development, acquisition, financing, tenant build-out and property management of 7.5 million square feet of industrial properties; from June 1987 to May 1988, Marketing Principal, and from May 1985 to May 1987, Leasing Agent with Trammell Crow Company.

  STEVEN O. SPAULDING--54--Vice President of the REIT Manager since May 1993, where he has Market Officer responsibilities for Las Vegas, Nevada, and Vice President of SCI; from June 1992 to May 1993, Area Manager with Dermody Properties in Las Vegas, where he was responsible for its management portfolio and new development activities; from November 1991 to June 1992, independent consultant; from 1987 to November 1991, Managing Partner of St. Louis division, and from 1983 to 1987, Industrial Partner of Trammell Crow Company in St. Louis.

  RICHARD H. STRADER--36--Vice President of the REIT Manager since June 1994, where he has Market Officer responsibilities for Charlotte, Raleigh-Durham and Winston-Salem, North Carolina, and Vice President of SCI; from October 1987 to May 1994, Mr. Strader was with the Dallas Industrial Division of Trammell Crow Company, where he was the Managing Director of the Central and Southwest Dallas Industrial office since 1990.

  CHARLES E. SULLIVAN--38--Vice President of the REIT Manager since October 1994, where he has Market Officer responsibilities for Miami, Orlando and Tampa, Florida, and Vice President of SCI; from July 1989 to October 1994, Senior Industrial Broker with Cushman & Wakefield.

  STANLEY G. THOMAS--50--Vice President of the REIT Manager since April 1995, where he has Project Manager responsibilities for the Central Region, and Vice President of SCI; from January 1990 to March 1995, Project manager for Cushman & Wakefield Development Consulting Group in Dallas, Texas, where he was responsible for the total design and construction process for projects including build-to-suits and tenant fit-up, ranging from 25,000 to 200,000 square feet; from April 1987 to December 1989, Senior Project Manager with Neiman Marcus' Planning, Architecture, Construction & Facilities Management Group in Dallas, Texas; prior thereto, managing principal of Pickle & Thomas, Inc., Architecture/Interiors.

  JEFFREY M. TODD--39--Vice President of the REIT Manager since January 1995, where he has Project Manager responsibilities for build-to-suit projects, and Vice President of SCI; from November 1994 to January 1995, Project Manager for Smallwood, Reynolds, Stewart, Stewart & Associates, Inc., where he was responsible for managing industrial architecture; from June 1984 to November 1994, Project Architect for Wakefield/Beasley & Associates.

  JAMES E. TROUT--33--Vice President of the REIT Manager since June 1995, where he has Project Manager responsibilities for the Central Region, and Vice President of SCI; prior thereto, Mr. Trout was a member of the National Development Group from June 1993; from February 1992 to May 1993, Real Estate Consultant with Douglas A. Edwards, Incorporated in New York, New York; from June 1991 to January 1992, Assistant to President of Solow Realty and Development in New York, New York; prior thereto, Management Associate with Citicorp in New York, New York.

  MARY JANE VIETZE--42--Vice President of the REIT Manager since April 1996 where she is responsible for accounting and financial reporting and Vice President of SCI; prior thereto, a member of the accounting group since September 1993; from July 1990 to September 1993, Senior Accountant for Price Waterhouse; from October 1983 to July 1990, Controller for a group of privately owned real estate investment companies.

  EDWIN D. WAGERS--53--Vice President of the REIT Manager since January 1995, where he has Project Manager responsibilities for the Mid-Atlantic region of the United States, and Vice President of SCI; from April 1991 to December 1994, Chief Operating Officer of National Real Estate Development at Muirfield Village Development in Columbus, Ohio; from August 1988 to April 1991, Senior Vice President of Galbreath Huff Companies in Columbus, Ohio; from May 1977 to August 1988, Senior Vice President of the Midwest Division with Vantage Companies.

  DAVID L. WELCH--35--Vice President of the REIT Manager since February 1995, where he has Market Officer responsibilities for Washington D.C. and Baltimore, Maryland, and Vice President of SCI; from September 1992 to January 1995, Associate Senior Vice President with Carey Winston Co. in Washington D.C., where he managed the leasing and marketing program for over 1.5 million square feet of industrial space in

Northern Virginia; from May 1984 to September 1992, Vice President with CB Commercial, where he specialized in industrial leasing, land and building sales in Northern Virginia.

  JAMES E. WHITE--39--Vice President of the REIT Manager since July 1995, where he has Market Officer responsibilities for Cincinnati, Ohio and Louisville, Kentucky and Vice President of SCI; from July 1994 to July 1995, Senior Regional Director with First Industrial Realty Trust, Inc. in Southfield, Michigan; prior thereto, Chief Financial Officer with
Damone/Andrew Enterprises in Troy, Michigan from August 1989 to July 1994.

  JAMES P. WILSON--52--Vice President of the REIT Manager since October 1994, where he has Project Manager responsibilities for the Southeast region, and Vice President of SCI; from March 1988 to October 1994, Vice President of Development and Construction for The Krauss/Schwartz Company; from April 1986 to March 1988, Vice President of Development and Construction for The Hogan Group, a real estate development and property management company.

 Shareholder Relations and Capital Markets

  The following persons provide shareholder relations and capital markets services to SCI:

  K. SCOTT CANON--34--President of Capital Markets Group since January 1996; prior thereto, Vice President of Capital Markets Group since August 1993 and a member of Capital Markets Group since March 1992; from September 1991 to March 1992, a personal account director for Chase Manhattan Investment Services; from August 1987 to September 1991, a member of private client services for Goldman, Sachs & Co. Mr. Canon is registered with the National Association of Securities Dealers, Inc.

  JAMES J. EVANS, JR.--43--Senior Vice President of Capital Markets Group since December 1994; from December 1992 to November 1994, Managing Director of Copley Real Estate Advisors, where he was responsible for all acquisitions in the western United States, and worked on new business initiatives (designing and marketing business products), capital raising and asset management; from December 1988 to December 1992, Vice President and Principal of Copley, where he was responsible for new investments in Southern California; prior thereto, Associate at Copley. Mr. Evans is registered with the National Association of Securities Dealers, Inc.

  ROBERT H. FIPPINGER--53--Vice President of Capital Markets Group since June 1995, where he directs corporate communications services for affiliates of the firm; prior thereto, Mr. Fippinger headed corporate communications for the firm from October 1994; from November 1991 to October 1994, with Grubb & Ellis in San Francisco, California, where he represented corporate clients and provided tenant advisory services; from October 1989 to October 1991, Executive Director with Techmart in Santa Clara, California, where he was responsible for management, marketing, operations, leasing and program development of commercial properties.

  GERARD DE GUNZBURG--49--Vice President of Capital Markets Group in its New York office since January 1993; from June 1988 to December 1992, a consultant to American and European companies; prior thereto, Director and Partner of Lincoln Property Company, Europe, where he arranged real estate financing from 1976 to 1988. Mr. de Gunzburg is registered with the National Association of Securities Dealers, Inc.

  ALISON C. HEFELE--37--Vice President of Capital Markets Group since February 1994, where she provides capital markets services for affiliates of the firm; from January 1990 to February 1994, Vice President with Prudential Real Estate Investors (strategic planning and business development for institutional real estate investment management services); from September 1985 to January 1990, a management consultant with McKinsey & Company; prior thereto, a financial analyst with Morgan Stanley Realty Inc. Ms. Hefele is registered with the National Association of Securities Dealers, Inc.

  GARRETT C. HOUSE--31--Vice President of Capital Markets Group since September 1996, where he provides capital markets services for affiliates of the firm; from May 1994 to August 1996 he assisted with financing activities for affiliates of SCG and prior thereto Mr. House was a member of the Management Development Program from May 1993 to May 1994; in May 1993 Mr. House obtained his M.B.A. from Harvard Graduate School of Business Administration; from July 1989 to July 1991 Project Manager for Nansay Corporation in Los Angeles, California; from July 1987 to July 1989, Analyst with Merrill Lynch Capital Markets in New York.

  BRADFORD W. HOWE--31--Vice President of Capital Markets Group since January 1996, where he provides capital markets services for affiliates of the firm and where he has been an associate since December 1994; from March 1993 to December 1994, Assistant Vice President in the real estate investment banking group of Kidder Peabody & Co., Incorporated; from June 1992 to March 1993, Mr. Howe was a real estate consultant at Coopers & Lybrand. Mr. Howe is registered with the National Association of Securities Dealers, Inc.

  JAMES H. POLK, III--53--Managing Director of Capital Markets Group since August 1992; Trustee of Security Capital Pacific Trust. Mr. Polk has been affiliated with the REIT Manager since March 1991; prior thereto, he was President and Chief Executive Officer of Security Capital Pacific Trust for sixteen years. Mr. Polk is registered with the National Association of Securities Dealers, Inc. and is a past President and Trustee of the National Association of Real Estate Investment Trusts, Inc.

  DONALD E. SUTER--39--Senior Vice President of Capital Markets Group since September 1996; from October 1995 to April 1996, President and Chief Operating Officer for Cullinan Properties Limited in Peoria, Illinois; from July 1984 to October 1995 Mr. Suter was with LaSalle Partners in Chicago, Illinois where his last position held was Senior Vice President, Corporate Finance Group.

                   DESCRIPTION OF SERIES C PREFERRED SHARES

  The summary of certain terms and provisions of the Series C Preferred Shares contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Articles Supplementary relating to the Series C Preferred Shares and SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), which are incorporated by reference herein. The following description of the particular terms of the Series C Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  SCI's Board of Trustees is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. SCI currently has outstanding 5,400,000 of its Series A Preferred Shares and 8,050,000 of its Series B Preferred Shares. On October 23, 1996, the Board of Trustees authorized SCI to classify and issue the Series C Preferred Shares. The Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares will rank on a parity as to distributions and liquidation proceeds.

  When issued, the Series C Preferred Shares will be validly issued, fully paid and, except as set forth in the accompanying Prospectus under "Description of Common Shares--Shareholder Liability," nonassessable. The holders of the Series C Preferred Shares will have no preemptive rights with respect to any shares of the capital securities of SCI or any other securities of SCI convertible into or carrying rights or options to purchase any such shares. The Series C Preferred Shares will not be subject to any sinking fund or other obligation of SCI to redeem or retire the Series C Preferred Shares. Unless redeemed by SCI, the Series C Preferred Shares will have a perpetual term, with no maturity.

  The transfer agent, registrar and distribution disbursing agent for the Series C Preferred Shares will be The First National Bank of Boston, Boston, Massachusetts.

DISTRIBUTIONS

  Holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to % of the liquidation preference per annum
(equivalent to $     per share). Such distributions shall be cumulative from
the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution, which will be paid on December 31, 1996, will represent the period from the original issue date until the Distribution Payment Date of December 31, 1996. The distribution for such partial distribution period and any other distribution payable on the Series C Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of SCI at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of SCI for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

  No distributions on Series C Preferred Shares shall be declared by the Board of Trustees of SCI or paid or set apart for payment by SCI at such time as the terms and provisions of any agreement of SCI, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, distributions on the Series C Preferred Shares will accrue whether or not SCI has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series C Preferred Shares will not bear interest. Holders of the Series C Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See "Description of Preferred Shares--Dividends" in the accompanying Prospectus. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Shares which may be in arrears.

  If, for any taxable year, SCI elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Shares for the year bears to the Total Dividends.

  If any Series C Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any series of preferred shares of SCI ranking, as to distributions, on a parity with or junior to the Series C Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the

Series C Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other series of preferred shares ranking on parity as to distributions with the Series C Preferred Shares, all distributions declared upon the Series C Preferred Shares and any other series of preferred shares ranking on a parity as to distributions with the Series C Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on the Series C Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series C Preferred Shares and such other series of preferred shares bear to each other.

  Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other capital shares ranking junior to the Series C Preferred Shares as to distributions and in the distribution of assets ("Fully Junior Shares")) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Series C Preferred Shares as to distributions or in the distribution of assets, nor shall any Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Series C Preferred Shares as to distributions or in the distribution of assets be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by SCI (except by conversion into or exchange for Fully Junior Shares).

  Any distribution payment made on Series C Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series C Preferred Shares which remains payable.

LIQUIDATION RIGHTS

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of SCI ranking junior to the Series C Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of Series C Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference ($50.00 per share), plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with the Series C Preferred Shares in the distribution of assets, then the holders of the Series C Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Series C Preferred Shares and all other classes or series of capital shares of SCI ranking on a parity with the Series C Preferred Shares in the distribution of assets, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Series C Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of SCI or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

REDEMPTION

  The Series C Preferred Shares are not redeemable prior to November , 2026. On and after November , 2026, SCI, at its option upon not less than 30 nor more than 90 days' written notice, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share, plus all accrued and unpaid distributions, if any, thereon to the date fixed for redemption, without interest. The redemption price of the Series C Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. Holders of Series C Preferred Shares to be redeemed shall surrender such Series C Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or in a manner determined by SCI.

  Unless full cumulative distributions on all Series C Preferred Shares and all Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series C Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series C Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series C Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, SCI shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares or Parity Shares (except by conversion into or exchange for Fully Junior Shares).

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series C Preferred Shares at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of Series C Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for Series C Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series C Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Series C Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series C Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series C Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of Series C Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on the Series C Preferred Shares being redeemed, such Series C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  The holders of Series C Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series C Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or SCI's default in the payment of the distribution due. Except as provided above, SCI will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Shares which have been called for redemption.

  The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve SCI's status as a REIT as defined in the Code, the Series

C Preferred Shares may be subject to redemption as described in "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus. Any such redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the Preferred Shares Ownership Limit Provision (as defined in the accompanying Prospectus) or the 9.8% ownership limitation on all outstanding SCI shares of beneficial interest. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of the Board of Trustees of SCI to maintain or bring the ownership of shares into conformity with the Preferred Shares Ownership Limit Provision or the 9.8% ownership limitation set forth above. See "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

VOTING RIGHTS

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series C Preferred Shares will have no voting rights.

  If six quarterly distributions (whether or not consecutive) payable on the Series C Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees of SCI will be increased by two, and the holders of Series C Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, including the outstanding Series A Preferred Shares and the Series B Preferred Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on SCI's Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Series C Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such distributions and distributions for the current quarterly period on the Series C Preferred Shares and such other Voting Preferred Shares have been paid or declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights. For so long as SCG and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Series C Preferred Shares and such other Voting Preferred Shares, SCG and certain of its affiliates shall vote their Series C Preferred Shares and Voting Preferred Shares, if any, in the same respective percentages as the Series C Preferred Shares and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Series C Preferred Shares and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Amended and Restated Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Series C Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Series C Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Series C Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series C Preferred Share (except for changes that do not materially and adversely affect the holders of the Series C Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to the Series C Preferred Shares as to distributions or in the distribution of assets. However, SCI may create additional classes of Parity Shares and shares ranking junior to the Series C Preferred Shares as to distributions or in the distribution of assets ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series C Preferred Shares.

  Except as required by law, the holders of Series C Preferred Shares are not entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION

  The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of SCI.

RESTRICTIONS ON OWNERSHIP

  For information regarding restrictions on ownership of the Series C Preferred Shares, see "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

SERIES A PREFERRED SHARES AND SERIES B PREFERRED SHARES

  For a description of the Series A Preferred Shares and the Series B Preferred Shares, which rank pari passu with the Series C Preferred Shares, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax matters of general application pertaining to the holding and disposing of Series C Preferred Shares under the Code. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. SCI has not requested and will not request a ruling from the Internal Revenue Service (the "Service") with respect to any of the federal income tax issues discussed below.

  This Prospectus Supplement does not address the taxation of SCI or the impact on SCI of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of SCI." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series C Preferred Shares.

  Dividends and Other Distributions. For a discussion regarding the taxation of dividends and other distributions, see "Federal Income Tax Considerations-- Taxation of SCI's Shareholders" in the accompanying Prospectus.

  Backup Withholding. For a discussion of backup withholding, see "Federal Income Tax Considerations--Backup Withholding" in the accompanying Prospectus.

  Sale or Exchange of Series C Preferred Shares. Upon the sale or exchange of Series C Preferred Shares to a party other than SCI, a holder of Series C Preferred Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Series C Preferred Shares (provided the Series C Preferred Shares are held as a capital asset). Such gain or loss will be a long term capital gain or loss if the holder's holding period with respect to the Series C Preferred Shares is more than one year at the time of the sale or exchange. Further, any loss on a sale of Series C Preferred Shares which were held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

  Redemption of Series C Preferred Shares. The treatment to be accorded to any redemption by SCI (as distinguished from a sale, exchange or other disposition) of Series C Preferred Shares can only be determined on the basis of particular facts as to each holder of Series C Preferred Shares at the time of redemption. In general a holder of Series C Preferred Shares will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Series C Preferred Shares redeemed (provided the Series C Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's share interest in all classes of shares of SCI under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in SCI under Section 302(b)(2) of the Code (which generally will not be the case if only Series C Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the holder of Series C Preferred Shares under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series C Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

  A "substantially disproportionate" reduction in the interest of a holder of Series C Preferred Shares will have occurred if, as a result of the redemption, (1) such holder's ownership of all of the outstanding voting stock of SCI is reduced immediately after the redemption to less than 80 percent of the holder's percentage interest in such stock immediately before the redemption; (2) the holder's percentage ownership of the Common Shares after and before the redemption meets the same 80 percent requirement, and (3) the holder owns, immediately after the redemption, less than 50 percent of the total combined voting power of all classes of stock entitled to vote. Based upon current law, it is possible that a redemption of Series C Preferred Shares from a holder of Series C Preferred Shares would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances. The application of these tests to a redemption of Series C Preferred Shares is unclear, and a holder of Series C Preferred Shares intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

  If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series C Preferred Shares will be treated as a distribution on the Series C Preferred Shares as described under "Federal Income Tax Considerations--Taxation of the SCI's Shareholders" in the accompanying Prospectus. If the redemption is taxed as a dividend, the holder's adjusted tax basis in the Series C Preferred Shares will be transferred to any other shares of SCI held by such holder. If, however, the holder of the Series C Preferred Shares holds no other shares of SCI, such basis could be transferred to a related person or it may be lost.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the purchase agreement (the "Purchase Agreement"), SCI has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase, the entire amount of the Series C Preferred Shares offered hereby. The Purchase Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Series C Preferred Shares if any are purchased.

  The Underwriter has advised SCI that it proposes initially to offer the Series C Preferred Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at
such price less a concession not in excess of $    per share. The Underwriter
may allow, and such dealers may reallow, a discount not in excess of $    per
share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  SCI has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 300,000 additional Series C Preferred Shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. If the Underwriter exercises this option, the Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of Series C Preferred Shares exercised by the Underwriter.

  SCI and certain of its officers and Trustees have agreed not to offer, sell, contract to sell or otherwise dispose of any Series C Preferred Shares or securities which are substantially similar to the Series C Preferred Shares for 90 days after the last date of delivery of Series C Preferred Shares to the Underwriter without the prior written consent of the Underwriter. SCG has agreed that it will not offer, sell, contract to sell or otherwise dispose of any Series C Preferred Shares owned or to be acquired by it or any securities which are substantially similar to the Series C Preferred Shares for 90 days after the last date of delivery of Series C Preferred Shares to the Underwriter without the prior written consent of the Underwriter.

  Application has been made to list the Series C Preferred Shares on the NYSE. If such application is approved, trading in the Series C Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series C Preferred Shares.

  In the Purchase Agreement, SCI has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                              VALIDITY OF SHARES

  The validity of the issuance of the Series C Preferred Shares offered pursuant to this Prospectus Supplement will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois, and for the Underwriter by Brown & Wood, New York, New York.

PROSPECTUS

           [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST APPEARS HERE]

       $600,000,000 DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Security Capital Industrial Trust ("SCI") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of SCI or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of SCI as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by SCI, through agents designated from time to time by SCI, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to an additional $77,988,613 of the Offered Securities which were registered under a previous registration statement.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.

                             AVAILABLE INFORMATION

  SCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. SCI's outstanding Common Shares, Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares"), and Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbols "SCN", "SCN-PRA" and "SCN-PRB", respectively, and all such reports, proxy statements and other information filed by SCI with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by SCI with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by SCI with the Commission (File No. 1-12846):

    (a) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A Amendment No. 1;

    (b) SCI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

    (c) SCI's Current Reports on Form 8-K filed January 16, 1996, February 16, 1996, May 16, 1996 and August 20, 1996;

    (d) The description of the Series A Preferred Shares contained under the caption "Description of Series A Preferred Shares" in SCI's prospectus supplement dated June 16, 1995 to the prospectus dated April 27, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-90940) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (e) The description of the Series B Preferred Shares contained under the caption "Description of Series B Preferred Shares" in SCI's prospectus supplement dated February 14, 1996 to the prospectus dated December 28, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-99548) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (f) The description of the Common Shares contained in SCI's registration statement on Form 8-A; and

    (g) The description of SCI's preferred share purchase rights contained in SCI's registration statement on Form 8-A.

  All documents subsequently filed by SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  SCI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Security Capital Industrial Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held owner and operator of distribution properties in the United States based on equity market capitalization. SCI is a national operating company focused exclusively on meeting the distribution space needs of national, regional and local industrial real estate users through the SCI National Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

  1. A national operating strategy targeting 1,000 key users of distribution space;

  2. A disciplined investment strategy based on proprietary research that targets high growth markets with sustainable demand for SCI's low finish distribution space product;

  3. An organizational structure and service delivery system built around the customer; SCI believes its service approach is unique to the real estate industry as it combines national scope and expertise with strong local presence; and

  4. Over 270 professionals in 28 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI National Operating System(TM) comprised of the Market Officer Group, the National Services Group and the National Development Group that provides an exceptional level of customer service, marketing and development on a national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. Through its REIT Management Agreement with Security Capital Industrial Incorporated (the "REIT Manager"), SCI has access to the services provided by the REIT Manager and its specialized service affiliates, which provide SCI with access to the same resources as a fully integrated operating company. SCI, through the REIT Manager, has a significant level of expertise in market research; building and land acquisition and due diligence; master-planned distribution park design and building construction; marketing; asset and leasing management; capital markets and financial operations. SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional distribution properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                   SIX MONTHS
                                                                      ENDED
                                       PERIOD ENDED DECEMBER 31,    JUNE 30,
                                      ---------------------------- ------------
                                      1991(a) 1992  1993 1994 1995 1995   1996
                                      ------- ----- ---- ---- ---- -----  -----
Ratio of earnings to combined fixed
 charges
 and Preferred Share dividends.......  --(b)  --(b) 11.3 3.3  1.7    1.8    1.5

--------
(a) For the period from June 14, 1991 (the date of SCI's inception) to December 31, 1991.
(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the periods ended December 31, 1991 and December 31, 1992 by $195,000 and $311,000, respectively.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1995 (the "Indenture"), between SCI and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured and unsubordinated obligations of SCI and will rank equally with all other unsecured and unsubordinated indebtedness of SCI from time to time outstanding. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees (the "Board") of SCI or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of such series will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities of such series will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular

  Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon SCI in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of SCI, if SCI is to have such an option;

    (9) the obligation, if any, of SCI to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of SCI or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any deletions from, modifications of or additions to the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances SCI will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether SCI will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth below under "--Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of SCI to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving SCI or in the event of a change of control. However, SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with certain exceptions (including an exception in the case of Security Capital Group Incorporated "SCG"). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to the Series A Preferred Shares and Series B Preferred Shares restrict beneficial ownership of the Series A Preferred Shares or the Series B Preferred Shares by a person, or persons acting as a group, to 25% of the Series A Preferred Shares or the Series B Preferred Shares, with limited exceptions. Similarly, the Articles Supplementary for each other series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership." These restrictions are designed to preserve SCI's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of SCI that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of SCI, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to any Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt

Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

MERGER, CONSOLIDATION OR SALE

  SCI may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either SCI shall be the continuing entity, or the successor entity (if other than SCI) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of SCI or any Subsidiary as a result thereof as having been incurred by SCI or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. SCI will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) SCI's Total Assets (as defined below) as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of SCI or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of SCI or any Subsidiary is greater than 40% of the sum of (i) SCI's Total Assets as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any unsecured Debt other than intercompany Debt subordinate to the Debt Securities; provided, however, that SCI or a Subsidiary may acquire an entity that becomes a Subsidiary that has unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  SCI and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of SCI and its Subsidiaries on a consolidated basis (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by SCI and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by SCI and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by SCI or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," SCI will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that SCI shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. SCI will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of SCI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that SCI and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. SCI will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. SCI will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of SCI or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of SCI or any Subsidiary; provided, however, that SCI shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not SCI is subject to Section 13 or 15(d) of the Exchange Act, SCI will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if SCI were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which SCI would have been required so to file such documents if SCI were so subject. SCI will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (y) if filing such documents by SCI with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series which continues for 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of SCI contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of SCI or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against SCI or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of SCI or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of SCI.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to SCI (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) SCI shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, SCI must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by SCI with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by SCI and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to SCI as obligor under the Indenture; (ii) to add to the covenants of SCI for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon SCI in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by SCI or any other obligor upon the Debt Securities or any Affiliate of SCI or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by SCI or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and SCI, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  SCI may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, SCI may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section

1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by SCI with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

  Such a trust may only be established if, among other things, SCI has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after SCI has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European

Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event SCI effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, SCI would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but SCI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). SCI may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If SCI has designated such a transfer agent or transfer agents, SCI may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that SCI will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither SCI nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, SCI anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by SCI if such Debt Securities are offered and sold directly by SCI. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of SCI, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  SCI expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. SCI also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by SCI within 90 days, SCI will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, SCI may, at any time and in its sole discretion, subject to any limitations described in the applicable

Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by SCI, of $1,000 and integral multiples thereof.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of SCI and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of SCI and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of SCI and its Subsidiaries, (b) provision for taxes of SCI and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties and property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (f) amortization of deferred charges.

  "Debt" of SCI or any Subsidiary means any indebtedness of SCI or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of SCI or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by SCI or any Subsidiary as lessee which is reflected on SCI's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on SCI's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by SCI or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than SCI or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by SCI or any Subsidiary whenever SCI or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of SCI and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of SCI and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with generally accepted accounting principles) of all other assets (other than accounts receivable and intangibles) of SCI and its Subsidiaries not subject to an Encumbrance.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of SCI and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the types described in clauses (i), (iii) and
(iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of SCI or any Subsidiary.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of SCI or any successor thereof shall have any liability for any obligations of SCI under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. At October 28, 1996, 5,400,000 Series A Preferred Shares were issued and outstanding and held of record by approximately 290 shareholders and 8,050,000 Series B Preferred Shares were issued and outstanding and held of record by approximately 50 shareholders.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares offered thereby for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by global securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of SCI as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI, rank
(i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by SCI the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares of such series; and (iii) junior to all equity securities issued by SCI the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of SCI legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of SCI on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and SCI will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of SCI of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by SCI (except by conversion into or exchange for other capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares of a series will be subject to mandatory redemption or redemption at the option of SCI, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by SCI in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of SCI, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of SCI pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, SCI shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by SCI.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of SCI ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of each series of Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of SCI, shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares (as in the case of the Series A Preferred Shares).

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as SCG and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, SCG and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, SCI may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or SCI, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for SCI to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares and the Series B Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of SCI's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by SCI at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to SCI's redemption of Preferred Shares; provided that thereafter any additional Preferred

Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of SCI.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes SCI to issue up to 150,000,000 Shares of Beneficial Interest, par value $0.01 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At October 28, 1996, approximately 93,671,713 Common Shares were issued and outstanding and held of record by approximately 1,100 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and SCI's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of SCI. In the event of a liquidation, dissolution or winding up of the affairs of SCI, the holders of the Common Shares are entitled to share ratably in the assets of SCI remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares and Series B Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares and Series B Preferred Shares and any other series of Preferred Shares which may subsequently be issued by SCI. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On December 7, 1993, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from SCI one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than

SCG) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of SCI or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021. The Common Shares are listed on the NYSE under the symbol "SCN."

RESTRICTION ON SIZE OF HOLDINGS

  The Declaration of Trust restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving SCI's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For SCI to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the Board in protecting and preserving SCI's REIT status for tax purposes. This restriction does not apply to SCG, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than SCG and 30% in the case of certain shareholders who acquired shares prior to SCI's initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by SCI, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. SCI may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of SCI. SCI may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of SCI are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of SCI as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of SCI or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of SCI to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of SCI as a REIT is advantageous to the shareholders. SCG's ownership of shares is attributed for tax purposes to its shareholders. The Board has exempted SCG from this restriction and has permitted certain other shareholders who acquired shares prior to SCI's initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of SCI or by Trustees for the benefit and on behalf of SCI. Under the Declaration of Trust and Maryland law governing REITs, Trustees are not liable to SCI or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of his duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of that state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of SCI or the Board. The Declaration of Trust further provides that SCI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that SCI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives SCI prompt notice of any such claim or liability and permits SCI to conduct the defense thereof. In addition, SCI is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of SCI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by SCI. Inasmuch as SCI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which SCI's assets plus its insurance coverage would be insufficient to satisfy the claims against SCI and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  SCI intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to SCI and its shareholders of the treatment of SCI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of SCI with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to SCI, SCI has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV (the "Partnerships") and of any other partnerships in which SCI will hold an interest, and is conditioned upon certain representations made by SCI as to certain factual matters relating to SCI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. SCI's qualification and taxation as a REIT will depend upon SCI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that SCI will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as SCI, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If SCI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, SCI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  SCI elected REIT status effective beginning with its taxable year ended December 31, 1993 and the Board believes that SCI has operated and currently intends that SCI will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on SCI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on SCI's operating results.

  The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF SCI

  To qualify as a REIT under the Code for a taxable year, SCI must meet certain organizational and operational requirements.

 ASSET TESTS

  At the close of each quarter of SCI's taxable year, SCI must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of SCI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of SCI's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of SCI's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 GROSS INCOME TESTS

  For each taxable year at least 75% of SCI's gross income must be derived from certain real estate sources, including rents from real property and interest on mortgage obligations. Real estate sources for purposes of those requirements also include gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT's management of the property and rendering of services to tenants must either be with respect to usual or customary services or furnished through a qualified independent contractor.

  In addition to deriving 75% of its gross income from the sources listed above, at least 95% of SCI's gross income for the taxable year must be derived from real estate sources described above or from dividends, interest, gains from the sale or disposition of stock or other securities that are not dealer property and specified other items. Dividends (including SCI's share of any dividends paid by SCI Development Services Incorporated) and interest on any obligations not collateralized by an interest in real property qualify for purposes of the 95% test, but not for purposes of the 75% test.

  SCI must also derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and by reason of involuntary conversion); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction.

  For purposes of the gross income tests, where SCI invests in a partnership, including the Partnerships, SCI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of SCI as it has in the hands of the partnership.

 Ownership Restrictions

  SCI must satisfy certain ownership restrictions under the Code that limit
(i) concentration of ownership of its shares of capital stock by specified persons and (ii) ownership by SCI of its tenants. The Declaration of Trust restricts the transfer of shares when necessary to maintain SCI's qualification as a REIT under these standards. See "Description of Common Shares--Restrictions on Size of Holdings." However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that these restrictions would be effective in maintaining SCI's REIT status.

 Annual Distribution Requirements

  So long as SCI qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends paid deduction) for each taxable year to its shareholders annually, SCI itself will not be subject to federal income tax on that portion of such income distributed to shareholders. SCI will be taxed at regular corporate rates on all income not distributed to shareholders. Nevertheless, it is SCI's policy to distribute at least 95% of its taxable income. REITs may also incur taxes for certain other activities.

 Tax Aspects of SCI's Investments in the Partnerships

  A significant portion of SCI's investments are through the Partnerships. SCI will include its proportionate share of (i) each Partnership's income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and (ii) the assets held by each Partnership for purposes of the REIT asset tests.

  SCI's interest in the Partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "IRS") of the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If a Partnership were to be treated as an association, such Partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of SCI's assets and items of gross income would change, which may preclude SCI from satisfying the REIT asset tests and may preclude SCI from satisfying the REIT gross income tests (see "--Failure to Qualify" below, for a discussion of the effect of SCI's failure to meet such tests). Based on certain representations of SCI, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to Qualify

  If SCI fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, SCI will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which SCI fails to qualify as a REIT will not be deductible by SCI, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, SCI also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SCI'S SHAREHOLDERS

  Distributions paid to SCI's shareholders out of current or accumulated earnings and profits of SCI will generally be taxed to them as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. SCI's earnings and profits will first be allocated to any outstanding Preferred Shares. A distribution of net capital gains by SCI will generally be treated as a long-term capital gain to shareholders to the extent properly designated by SCI as a capital gain distribution and regardless of the length of time a shareholder has held his shares. Capital gains distributions are not eligible for the dividends-received deduction for corporations. Any loss on a sale of shares that were held for six months or less and with respect to which a capital gain distribution was received will be treated as a long-term capital loss, up to the amount of the capital gain distribution received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares. To the extent such a distribution exceeds such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. SCI will notify each shareholder as to the portions of each distribution that, in its view, constitute ordinary income, capital gain or return of capital. Should SCI incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

OTHER TAX CONSIDERATIONS

 SCI Development Services Incorporated

  SCI Development Services Incorporated will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. SCI Development Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that SCI Development Services Incorporated is required to pay Federal, state or local taxes, the cash available for distribution by SCI Development Services Incorporated to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since SCI has made this election, if during the 10-year period beginning on the first day of the first taxable year for which SCI qualifies as a REIT (the "Recognition Period"), SCI recognizes gain on the disposition of any asset held by SCI as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) SCI's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because SCI acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that SCI will pay a substantial corporate level tax on its Built-in Gain.

 Backup Withholding

  SCI will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide SCI with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, SCI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  SCI may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with SCI. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to SCI's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, SCI may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, SCI may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with SCI. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). SCI also may, from time to time, authorize underwriters acting as SCI's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from SCI in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by SCI to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SCI, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, SCI will authorize dealers acting as SCI's agents to solicit offers by certain institutions to purchase Offered Securities from SCI at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of SCI. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, SCI shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for SCI and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related schedules of SCI incorporated by reference herein and in the Registration Statement have been audited or reviewed by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing SCI and certain of its affiliates, including SCG.

--------------------------------------------------------------------------------
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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNEC-TION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY SCI OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM,
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF SCI SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
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
Security Capital Industrial Trust.........................................   S-3
Terms of the Offering.....................................................   S-5
Business..................................................................   S-7
Strategic and Operating Accomplishments...................................  S-11
Use of Proceeds...........................................................  S-11
Capitalization............................................................  S-12
Selected Financial Data...................................................  S-13
Recent Operating Results..................................................  S-14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-15
REIT Management...........................................................  S-22
Description of Series C Preferred Shares..................................  S-34
Certain Federal Income Tax Considerations.................................  S-39
Underwriting..............................................................  S-41
Validity of Shares........................................................  S-41
                                  PROSPECTUS
Available Information.....................................................     2
Incorporation by Reference................................................     2
Security Capital Industrial Trust.........................................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends.     4
Description of Debt Securities............................................     4
Description of Preferred Shares...........................................    18
Description of Common Shares..............................................    23
Federal Income Tax Considerations.........................................    25
Plan of Distribution......................................................    29
Experts...................................................................    30
Legal Matters.............................................................    30

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                                2,000,000 SHARES

                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST]

                         A REAL ESTATE INVESTMENT TRUST

                SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

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                             PROSPECTUS SUPPLEMENT

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                              MERRILL LYNCH & CO.

                                          , 1996

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